As filed with the Securities and Exchange Commission on January 27, 2004

Registration  No.
                 ---------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             FORCE PROTECTION, INC.
                 (Name of small business issuer in its charter)

           Colorado                      3795               84-1383888
 (State  of  other  jurisdiction   (Primary  Standard     (IRS  Employer
       of  incorporation)             Industrial         Identification  Number)
                             Classification  Code  Number)

                               9801 Highway 78, #3
                          Ladson, South Carolina 29456
                                 (843) 740-7015
          (Address and telephone number of principal executive offices)

               9801 Highway 78, #3,   Ladson, South Carolina 29456
                                 (843) 740-7015
(Address of principal place of business or intended principal place of business)

                     Michael Watts, Chief Executive Officer
                               9801 Highway 78, #3
                          Ladson, South Carolina 29456
                                 (843) 740-7015
            (Name, address and telephone number of agent for service)

                          Copies of communications to:

                                   Amy Trombly
                                 80 Dorcar Road
                                Newton, MA  02459
                                 (617) 243-0850


     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

     If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                          Proposed
Title of each class of                    Proposed maximum   maximum               Amount of
securities to be                          Amount to be       offering price per    Aggregate        registration fee
 registered                            .  registered(1)      security(2)           offering price
----------------------------------------  -----------------  --------------------  ---------------

Common stock, par value $.0001 per share       47,240,000  $                .08   $     3,779,200   $          305.74
----------------------------------------  -----------------  --------------------  ---------------  -----------------

(1)  Pursuant  to  Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to  cover  additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends  or  similar  transactions.

(2)  Estimated  solely  for  the purpose of computing the amount of the registration fee pursuant to Rule 457(c). For the  purposes of this table, we have used the average of the closing bid and ask prices of the common stock as traded in  the  over  the  counter  market  and  reported  on  the  OTC  Electronic  Bulletin  Board  on  January  23, 2004.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                                   PROSPECTUS
                              FORCE PROTCTION, INC.

This prospectus relates to the sale of up to 47,240,000 shares of our common stock by our stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with one of the selling stockholders, Dutchess Private Equities Fund, L.P., which permits us to "put" up to $3.5 million in shares of common stock to Dutchess Private Equities Fund. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol FRCP.OB. On January 16, 2004, the last reported sale price of our common stock was $0.08 per share.

The  selling  stockholders  consist  of:




Dutchess Private Equities Fund L.P.  35,000,000
-----------------------------------  ----------
Dennis Benner . . . . . . . . . . .   3,600,000
-----------------------------------  ----------
Ed Lassiter . . . . . . . . . . . .   3,600,000
-----------------------------------  ----------
Eric Heineken . . . . . . . . . . .   1,800,000
-----------------------------------  ----------
Robert Baker. . . . . . . . . . . .   1,800,000
-----------------------------------  ----------
Jim Shrum . . . . . . . . . . . . .   1,440,000
-----------------------------------  ----------





Dutchess is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Investment Agreement. Dutchess will pay us 93% of lowest closing bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit. The "C" Series Preferred Shares held by Robert Baker, Eric Heineken, and Jim Shrum, were issued in a prior private placement. The convertible debt held by Dennis Benner, and Ed Lassiter was issued in a prior private placement.

                              ____________________

 This investment involves a high degree of risk. You should purchase securities only if you can afford a complete loss. See "Risk Factors" beginning on page 9.
                              ____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is January 27, 2004

                                TABLE OF CONTENTS

PROSPECTUS  SUMMARY                                             5
SHARES  ELIGIBLE  FOR  FUTURE  SALE                             6
RISKFACTORS                                                     9
USE  OF  PROCEEDS                                              17
DILUTION                                                       17
SELLING  STOCKHOLDERS                                          18
PLAN  OF  DISTRIBUTION                                         19
CAPITALIZATION                                                 20
DIVIDEND  POLICY                                               21
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
    CONDITION  AND  RESULTS  OF  OPERATIONS                    21
DESCRIPTION  OF  BUSINESS                                      26
DESCRIPTION  OF  PROPERTY                                      29
MANAGEMENT                                                     29
EXECUTIVE  COMPENSATION                                        32
RELATED  PARTY  TRANSACTIONS                                   34
MARKET  FOR  OUR  COMMON  STOCK                                35
REPORTS  TO  SECURITYHOLDERS                                   36
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND
     MANAGEMENT                                                36
DESCRIPTION  OF  SECURITIES                                    37
LEGAL  PROCEEDINGS                                             38
LEGAL  MATTERS                                                 38
EXPERTS                                                        38
FINANCIAL  STATEMENTS                                         F-1

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

                             Force Protection, Inc.

We incorporated in the State of Colorado in November 1996. Our wholly-owned subsidiary, Technical Solutions Group, Inc. incorporated in Nevada in 1997. We acquired Technical Solutions Group, Inc. in July 2002. Through our subsidiary, Technical Solutions Group, Inc. we manufacture and market military vehicles that are protected against landmines and hostile fire. These vehicles are typically used to transport personnel safely in areas infested with landmines and for the actual removal of landmines.

Our principal executive offices are located at 9801 Highway 78, #3, Ladson, South Carolina 29456. Our telephone number is (843) 740-7015.

                                  The Offering

This offering relates to the resale of our common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:




Dutchess Private Equities Fund L.P.  35,000,000
-----------------------------------  ----------
Dennis Benner . . . . . . . . . . .   3,600,000
-----------------------------------  ----------
Ed Lassiter . . . . . . . . . . . .   3,600,000
-----------------------------------  ----------
Eric Heineken . . . . . . . . . . .   1,800,000
-----------------------------------  ----------
Robert Baker. . . . . . . . . . . .   1,800,000
-----------------------------------  ----------
Jim Shrum . . . . . . . . . . . . .   1,440,000
-----------------------------------  ----------

We have entered into an Investment Agreement with Dutchess Private Equities Fund, also referred to as an Equity Line of Credit. That agreement provides that, following notice to Dutchess, we may put to Dutchess up to $3.5 million in shares of our common stock for a purchase price equal to 93% of the lowest closing bid price on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice. Each put will be equal to either (a) 200% of the average daily volume of our common stock for the 10 trading days prior to the put notice date, multiplied by the average of the three daily closing best bid prices immediately preceding the Put or (b) $10,000; provided that in no event will the Put Amount be more than $1,000,000 with respect to any single Put.

In turn, Dutchess has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the resale of our stock by Dutchess either in the open market or to other investors through negotiated transactions. We are also registering the resale of shares which will be issued to Robert Baker, Eric Heineken, and Jim Shrum upon the conversion of securities they already own, and to Dennis Benner, and Ed Lassiter upon the conversion of notes they already hold. To the best of our knowledge, Messrs. Benner, Lassiter, Heineken, Baker and Strum are unaffiliated with Dutchess.



OUR  CAPITAL  STRUCTURE  AND  SHARES  ELIGIBLE  FOR  FUTURE  SALE
--------------------------

The following table outlines our capital stock as of the date of this prospectus:


Common  Stock  outstanding

     Before  the  offering       122,280,238  shares  (1)

     After  the  offering        169,520,238  shares  (1)(2)

(1)  Assumes:

No conversion of shares of Series B Preferred Stock outstanding as of December 31, 2003:





 Shareholder . . . .  # of Shares Held  Common after Conversion
--------------------  ----------------  -----------------------
Ashford Capital, LLC                10               36,000,000
--------------------  ----------------  -----------------------



No  conversion  of  shares  of Series C Preferred outstanding as of December 31,
2003


                                      6




 Shareholder . . . . . . . .  # of Shares Held  Common after Conversion
----------------------------  ----------------  -----------------------
Ashford Capital, KK. . . . .                 5                1,800,000
----------------------------  ----------------  -----------------------
Robert Baker . . . . . . . .                 5                1,800,000
----------------------------  ----------------  -----------------------
Garth Barrett. . . . . . . .                10                3,600,000
----------------------------  ----------------  -----------------------
EFund Capital Partners, LLC.                 9                3,240,000
----------------------------  ----------------  -----------------------
EFund Small-Cap Fund, LP . .                28               10,080,000
----------------------------  ----------------  -----------------------
R. Scott Ervin . . . . . . .                 1                  360,000
----------------------------  ----------------  -----------------------
Erik Heinekin. . . . . . . .                 5                1,800,000
----------------------------  ----------------  -----------------------
Hratch Khedesian . . . . . .                 1                  360,000
----------------------------  ----------------  -----------------------
Russell James Miller JR TTEE                 2                  720,000
----------------------------  ----------------  -----------------------
Sharada M. Rao . . . . . . .                 1                  360,000
----------------------------  ----------------  -----------------------
Noriaki Sasaki . . . . . . .                 9                3,240,000
----------------------------  ----------------  -----------------------
James A. Shrum . . . . . . .                 4                1,440,000
----------------------------  ----------------  -----------------------
Michael Watts. . . . . . . .                50               18,000,000
----------------------------  ----------------  -----------------------
  Total. . . . . . . . . . .               130               46,800,000
----------------------------  ----------------  -----------------------



No  conversion  of  options  outstanding  as  of  December  31,  2003:



Option Holder . . . .  Option Price  # of Shares
---------------------  ------------  -----------
Michael Watts . . . .           .07    2,000,000
---------------------  ------------  -----------
Denis Hickey. . . . .           .04      733,319
---------------------  ------------  -----------
Audrey Clarke-Pounder           .10      240,000
---------------------  ------------  -----------
Gregory John Cote . .           .10      340,000
---------------------  ------------  -----------

No  conversion  of  warrants  outstanding  as  of  December  31,  2003:




Warrant Holder. . . . . . . . . . . . . . . . . . . . . . . . . . . .  Exercise Price   # of Common Stock Shares
---------------------------------------------------------------------  ---------------  ------------------------
Outstanding common stock warrants outstanding as of December 31, 2003  $0.20 per share                22,563,900
---------------------------------------------------------------------  ---------------  ------------------------
  $10,000 per
Dennis Benner . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Series C share                  3,600,000
---------------------------------------------------------------------  ---------------  ------------------------
  $10,000 per
Ed Lassiter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Series C share                  3,600,000
---------------------------------------------------------------------  ---------------  ------------------------




(2) Assumes that we put 35,000,000 shares to Dutchess during the term of the Investment Agreement.

Use  of proceeds

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We will receive proceeds from our Investment Agreement with Dutchess Private Equities Fund LP. See "Use of Proceeds."


Symbol  for  our  common  stock

Our common stock trades on the OTCBB Market under the  symbol  "FRCP.OB"

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The selected financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this prospectus. See "Financial statements."





                                       SUMMARY OPEARTING INFORMATION:
                                         FISCAL       YEAR     ENDED
                                      ------------------------------
                                                                               DECEMBER 31,

                                                                              2002          2001
                                                                       ------------  ------------

Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2,606,634   $ 1,199,047

Net Income/(Loss) . . . . . . . . . . . . . . . . . . . . . . . . . .  $(5,373,377)  $(1,437,818)

Loss per share. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     (0.09)  $     (0.05)

Weighted average number of
common shares outstanding . . . . . . . . . . . . . . . . . . . . . .   61,421,885    23,816,716






SUMMARY  BALANCE  SHEET  INFORMATION



                               AS AT DECEMBER 31,
                              --------------------
                                     2002         2001
                      --------------------  -----------

Working Capital. . .  $          (872,800)  $ (313,898)
Total Assets . . . .  $         2,615,451   $2,113,779
Total Liabilities. .            1,812,001      938,864
Stockholders' equity              803,450    1,174,915

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

Special  Note  Regarding  Forward-Looking  Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Risks  Related  to  Our  Business

We  had  losses since our inception and expect losses to continue in the future.
We  may  never  become  profitable.

We have historically generated substantial losses, which, if continued, could make it difficult to fund our operations or successfully execute our business plan, and could adversely affect our stock price. We experienced net losses of $5,373,377 for the year ended December 31, 2002, and $3,573,382 for the nine-month period ended September 30, 2003. We have generated significant net losses in recent periods, and experienced negative cash flows from operations in the amount of $1,498,184 for the year ended December 31, 2002 and $2,099,849 for the nine-month period ended September 30, 2003. In recent years, some of the losses were incurred as a result of investments in new product development and marketing costs. While we have reduced our investments, we anticipate that we will continue to generate net losses and we may not be able to achieve or sustain profitability on a quarterly or annual basis in the future. In addition, because large portions of our expenses are fixed, we generally are unable to reduce expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience net losses, which will make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

We have a limited operating history and may never achieve or sustain profitable operations.

We are an early stage production company originally incorporated in 1996. We acquired our subsidiary, Technical Solutions Group, Inc. in July 2002. We have generated limited revenues from our current products and revenue of $2,606,634 and $1,199,047 in years 2002 and 2001. In 2002 mine protected vehicles provided 83% of the sales, 86% of the cost of goods sold, and 75% of the gross profit. In 2001, all of our revenue was derived from the sale of boats, which we no longer manufacture. Our ability to successfully commercialize our products will depend on, among other things, successful completion of our ongoing development activities, geo-political events, ability to manufacture and distribute the products, and the relative cost to the customer of our system as compared to alternative competitive products. Because we focus on emerging markets, market reaction can be difficult to predict. Many of our planned products incorporate technologies or approaches that have not yet achieved broad market acceptance. In addition, we have a limited history of competing in the intensely competitive defense industry. Our technology may not be successfully commercialized or marketed. As a result, we may never achieve or sustain profitable operations.

Our Independent Accountants have issued a Going Concern Opinion and if we do not generate enough cash from operations to sustain our business we may have to liquidate assets or curtail our operations.

The accompanying financial statements have been prepared assuming we will continue as a going concern. During the year ended December 31, 2002, we incurred net loss of $5,373,377. Conditions exist which raise substantial doubt about our ability to continue unless we are able to generate sufficient cash flows to meet our obligations and sustain our operations. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

We depend on our suppliers and if we can not obtain certain components for our products, we might have to develop alternative designs that could increase our costs.

We depend upon a number of suppliers for components of our products. There is an inherent risk that certain components of our products will be unavailable for prompt delivery or, in some cases, discontinued. We have only limited control over any third-party manufacturer as to quality controls, timeliness of production, deliveries and various other factors. Should the availability of certain components be compromised, it could force us to develop alternative designs using other components, which could add to the cost of goods sold and compromise delivery commitments. If we are unable to obtain components in a timely manner, at an acceptable cost, or at all, we may need to select new suppliers, redesign or reconstruct process we use to build the hulls and/or the vehicles, which management believes would take a minimum of one-year. We may not be able to manufacture any vehicles for a period of time, which could materially adversely affect our business, results from operations, and financial condition.

We market our products to a limited customer base and if we do not find acceptance of our products within that customer base, our business may fail.

Our government business depends on a limited number of customers, and if any of these customers terminate or reduce their contracts, or if we cannot obtain additional government contracts in the future, our revenues will decline and our results of operations will decrease. Because most of our consolidated revenues were derived directly or indirectly from government contractors, this risk can significantly affect our business, results of operations and financial condition. In the nine-months ended September 30, 2003, our revenues were derived directly or indirectly from two governmental agencies, the U.S. Army and through a private contractor, the British Ministry of Defense. We expect to continue to be dependent upon contracts with governmental agencies and their contractors for a substantial portion of revenue for the foreseeable future.

Because we currently depend on government contracts and subcontracts, we face certain risks, including budget restraints and fixed price contracts. General political and economic conditions, which are difficult to accurately predict, directly and indirectly affect the quantity and allocation of expenditures by government agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the U.S. or other government budget could have a material adverse impact on our results of operations as long as research and development contracts remain an important element of the business.

Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development, price negotiations and milestone requirements. Each government agency also maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Governmental agencies also often retain some portion of fees payable upon completion of a project and collection of these fees may be delayed for several months or even years, in some instances.

In addition, an increasing number of government contracts are fixed price contracts which may prevent us from recovering costs incurred in excess of our budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. In the event actual costs exceed the fixed contractual cost, we may not be able to recover the excess costs.

Some government contracts are also subject to termination or renegotiation at the convenience of the government, which could result in a large decline in revenue in any given quarter. Although government contracts have provisions providing for the reimbursement of costs associated with termination, the termination of a material contract at a time when our funded backlog does not permit redeployment of staff could result in reductions of employees. In addition, the timing of payments from government contracts is also subject to significant fluctuation and potential delay, depending on the government agency involved. Any such delay could result in a temporary shortage in working capital.

Some of our product components are manufactured in South Africa and if that country becomes unstable or changes government regulations our costs may increase or we may become unable to source certain parts.

Some of our product components are manufactured in South Africa. If import tariffs or taxes increase for any reason, our cost of goods would increase. Our financial performance may be affected by changes in South Africa's political, social and economic environment. The role of the South African central and local governments in the economy is significant. South African policies toward economic liberalization, and laws and policies affecting foreign companies, foreign investment, currency exchange rates and other matters could change, resulting in greater restrictions on our ability to do business with suppliers based in South Africa. The government could impose surcharges, increase tax rates, or revoke, terminate or suspend operating licenses without compensating us. Also, South Africa has, from time to time, experienced instances of civil unrest and hostilities. Confrontations have occurred between the military, insurgent forces, and civilians. If for these or any other reason, we lose our ability to sub-contract or manufacture the components to our products, or the cost of doing business increases, our business, financial condition, and results of operations would be materially and adversely affected.

We may be subject to personal liability claims and our insurance, if any, may not be adequate to cover such claims. As a result, a significant lawsuit could adversely affect our business.

We may be exposed to liability for personal injury or property damage claims relating to the use of the products. Any future claim against us for personal injury or property damage could materially adversely affect the business, financial condition, and results of operations and result in negative publicity. Even if we are not found liable, the costs of defending a lawsuit can be high.

We do not currently maintain insurance for this type of liability. Additionally, even if we do purchase insurance, we may experience legal claims outside of our insurance coverage, or in excess of our insurance coverage, or that insurance will not cover.

We are subject to substantial competition and we must continue research and development to remain competitive.

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, multinational vehicle, defense and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do which may make it difficult to win new contracts and we may not be able to compete successfully. Certain competitors operate fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources, as a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products.

Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive. Competitors may attempt to independently develop similar designs or duplicate our products or designs. We or our competitors may intentionally or unintentionally infringe upon or misappropriate products or proprietary information. In the future, litigation may be necessary to enforce intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly. Currently we have no patents. Any patent or patents sub-licensed to us relating to current or future products may be challenged, invalidated, or circumvented or the rights granted thereunder will may not be held valid if subsequently challenged.

Our products are based on technological innovation. Consequently, the life cycles of some of our products can be relatively short. Our success depends significantly on our ability to establish and maintain a competitive position in this field. Our products may not remain competitive in light of technological developments by others. Our competitors may succeed in discovering and developing technology before we do that would render our technology, and hence our products, obsolete and noncompetitive.

We must comply with environmental regulations or we may have to pay expensive penalties or clean up costs.

We are subject to federal, state, local and foreign laws, and regulations regarding protection of the environment, including air, water, and soil. Our manufacturing business involves the use, handling, storage, and contracting for recycling or disposal of, hazardous or toxic substances or wastes, including environmentally sensitive materials, such as batteries, solvents, lubricants, degreasing agents, gasoline and resin. We must comply with certain requirements for the use, management, handling, and disposal of these materials. We do not maintain insurance for pollutant cleanup and removal. If we are found responsible for any hazardous contamination, we may have to pay expensive fines or penalties or perform costly clean-up. Even if we are charged, and later found not responsible, for such contamination or clean up, the cost of defending the charges could be high.

If we do not comply with government regulations, we may be unable to ship our products or have to pay expensive fines or penalties.

We are subject to regulation by county, state and federal governments, governmental agencies, and regulatory authorities from several different countries. If we fail to obtain regulatory approvals or suffer delays in obtaining regulatory approvals, we may not be able to marketing our products and services, and generate product and service revenues. Further, we may not be able to obtain necessary regulatory approvals. Although we do not anticipate problems satisfying any of the regulations involved, we cannot foresee the possibility of new regulations, which could adversely affect our business. Further our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

We rely on proprietary designs and rights and if we have to litigate those rights, our expenses could substantially increase.

Our success and ability to compete depend, in part, on the protection of our designs and technology. In addition, our technology could infringe on patents or proprietary rights of others. We have not undertaken or conducted any comprehensive patent infringement searches or studies. If any third parties hold any conflicting rights, we may be required to stop making, using or selling our products or to obtain licenses from and pay royalties to others. Further, in such event, we may not be able to obtain or maintain any such licenses on acceptable terms, if at all. We may need to engage in future litigation to enforce intellectual property rights or the rights of customers, to protect trade secrets or to determine the validity and scope of proprietary rights of others, including customers. This litigation could result in substantial costs and diversion of resources and could materially and adversely affect our results of operations.

Insiders  can  exert  significant  control  over  our  policies  and  affairs.

As of December 31, 2003, our significant shareholders, Directors and Executive Officers will, in the aggregate, beneficially own shares that can convert into approximately 36% of our outstanding common stock. These shareholders, if acting together, will be able to exert substantial influence over all matters requiring shareholder approval, including amendments to our Articles of Incorporation, fundamental corporate transactions such as mergers, acquisitions, the sale of the company, and other matters involving the direction of our business and affairs. As a result, although you may vote your shares, you will have limited influence on our business and management.

The holder of our Series B Preferred Stock can exercise significant control over our affairs and business.

Ashford Capital, LLC, as the holder of the 10 outstanding shares of Series B Stock, has the right to vote, with the holders of common stock, on any matter to which the common stock holders are entitled to vote, the number of shares of common stock into which the Series B Stock is convertible. In connection with the purchase, Ashford obtained, but has not exercised, the right to appoint three of five of our directors. The Series B Stock was purchased pursuant to a Series B Convertible Preferred Stock Purchase Agreement we entered into with Ashford Capital, LLC on December 27, 2001. In connection with the Series B Agreement, we amended our Articles of Incorporation by filing a Certificate of Designation with the Secretary of State of Colorado. Under the Series B Designation, each share of Series B Stock is convertible into 2% of the outstanding shares of our common stock, on a fully diluted basis, measured at the time of the conversion. Ashford may convert the Series B Stock into shares of common stock, at any time, however, shares not voluntarily converted by December 27, 2004 of the Agreement shall automatically convert unless otherwise extended.

We depend on management and other key personnel and we may not be able to execute our business plan without their services.

Our success and our business strategy depends in large part on our ability to attract and retain key management and operating personnel. Such individuals are in high demand and are often subject to competing employment offers. We depends to a large extent on the abilities and continued participation of our executive officers and other key employees, particularly Mike Watts, CEO, Tom Thebes, CFO, and Garth Barrett, president of our TSG subsidiary. We do not presently maintain "key man" insurance on any employees. We believe that, as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we we may not be able to hire them when required, or have the ability to attract and retain them.

Risks  Related  to  This  Offering  and  Our  Stock

"Penny  Stock"  rules  may  make  buying  or  selling  our securities difficult.

Trading in our securities is subject to the Securities and Exchange Commission's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

Existing stockholders may experience significant dilution from the sale of securities pursuant to our Investment Agreement with Dutchess.

The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.

Dutchess will pay less than the then-prevailing market price of our common stock which may cause our stock price to decline.

The common stock to be issued under our agreement with Dutchess will be purchased at a 7% discount to the lowest closing bid price for the ten days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline and you may not be able to sell our stock for more than you paid for it.

Our securities have been thinly traded on the over-the-counter bulletin board, which may not provide liquidity for our investors.

Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

We may not be able to access sufficient funds under the equity line of credit with Dutchess when needed.

We will depend on external financing to fund our planned expansion. We expect that these financing needs will be primarily met by our agreement with Dutchess. However, due to the terms of the Investment Agreement, this financing may not be available in sufficient amounts or at all when needed. As a result, we may not be able to grow our business as planned.

Investors must contact a broker-dealer to trade over-the-counter bulletin board securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

We do not intend to pay dividends in the foreseeable future; therefore, you may never see a return on your investment.

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities offered in this prospectus.

Our stock price is volatile and you may not be able to sell your shares for more than what you paid.

Our stock price has been subject to significant volatility, and you may not be able to sell shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2002, our common stock has traded at prices as low as $0.07 per share and as high as $0.42 per share.

The market price of the common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:
-     quarterly  variations  in  operating  results;
-     our  ability  to  control  costs  and  improve  cash  flow;
- announcements of technological innovations or new products by us or our competitors;
-     changes  in  investor  perceptions;  and
-     new  products  or  product  enhancements  by  us  or  our  competitors.

The stock market in general has continued to experience volatility which may further affect our stock price. As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

                                 USE OF PROCEEDS
                                 ---------------

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 93% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the ten days immediately following the date of our notice of election to exercise our put.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement. The table assumes estimated offering expenses of $25,000.




                                                                             Proceeds       Proceeds
                                                                             If 100% Sold   If 50% Sold
                                                                             -------------  ------------
Gross proceeds . . . . . . . . . . . . . . . . . . . . . . .                 $   2,800,000  $  1,400,000
Estimated remaining associated professional fees of offering                 $      25,000  $     25,000
                                                                             -------------  ------------
Net proceeds . . . . . . . . . . . . . . . . . . . . . . . .                 $   2,775,000  $  1,375,000
                                                                             =============  ============

                                                             Priority         Proceeds       Proceeds
                                                            ---------------  -------------  ------------
Sales and marketing. . . . . . . . . . . . . . . . . . . . .            1st  $  1,000,000  $  500,000
Working capital and general corporate expenses . . . . . . .            2nd  $  1,000,000  $  400,000
Inventory and raw materials. . . . . . . . . . . . . . . . .            3rd  $    300,000  $  300,000
Machinery, new product development and testing . . . . . . .            4th  $    225,000  $  100,000
Facilities and capital expenditures. . . . . . . . . . . . .            5th  $    250,000  $  100,000
                                                                             ------------  ----------
                                                                             $  2,775,000  $1,400,000
                                                                             ============  ==========

                         DETERMINATION OF OFFERING PRICE

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                                    DILUTION
                                    --------

Our net tangible book value as of September 30, 2003 was ($1,006,749), or ($ 0.0088) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to Dutchess Capital Equities Fund LP. The amount of dilution will depend on the offering price and number of shares to be issued. The following example shows the dilution to new investors at an offering price of $.08 per share.

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to Dutchess. The amount of dilution will depend on the offering price and number of shares to be issued. The following example shows the dilution to new investors at an offering price of $.08 per share. If we assume that we were to issue 35,000,000 shares of common stock to Dutchess at an assumed offering price of $0.08 per share, less $25,000 of offering expenses, our net tangible book value as of September 30, 2003 would have been $1,768,251, or $001446 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.02269 per share and an immediate dilution to new shareholders of $(0.068) per share.

Net  tangible  book  value  per  share  before  this  offering      ($1,006,749)
Net  tangible  book  value  after  this  offering                    $1,768,251
Assumed  public  offering  price  per  share                            $0.0800
Net  tangible  book  value  per  share  after  this  offering           $0.01124
Dilution  of  net  tangible  book  value  per share to new investors    $0.0680
Increase  in  net  tangible  book  value
          per  share  to  existing  shareholders                       $0.02269


                            SELLING SECURITY HOLDERS

Based upon information available to us as of December 11, 2003, the following table sets forth the name of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.




                                        Number of
                                        Shares                          Number of Shares
                                        Beneficially                    Beneficially
                                        Owned Before  Number of Shares  Owned After the
                                        the Offering  Being Offered     Offering (1)
                                        ------------  ----------------  ----------------
Dutchess Private Equities Fund LP (2)           -0-        35,000,000               -0-
--------------------------------------  ------------  ----------------  ----------------
Dennis Benner. . . . . . . . . . . . .       800,000         3,600,000           800,000
--------------------------------------  ------------  ----------------  ----------------
Ed Lassiter. . . . . . . . . . . . . .       500,000         3,600,000           500,000
--------------------------------------  ------------  ----------------  ----------------
Eric Heineken. . . . . . . . . . . . .           -0-         1,800,000               -0-
--------------------------------------  ------------  ----------------  ----------------
Robert Baker . . . . . . . . . . . . .           -0-         1,800,000               -0-
--------------------------------------  ------------  ----------------  ----------------
Jim Shrum. . . . . . . . . . . . . . .           -0-         1,440,000               -0-
--------------------------------------  ------------  ----------------  ----------------



(1)     The  numbers  assume  that  the selling stockholders have sold all of the shares offered  hereby  prior  to  completion  of  this  Offering.
(2)     Represents shares we may issue as a result of exercising our right to put shares to  Dutchess pursuant to an Equity Line of Credit. Since we are not obligated to use the
Equity  Line of Credit and the amount of shares that we may issue pursuant to the Equity
Line  is partly based on the future market price of our common stock, we can not predict with  accuracy  the actual number of shares we may issue to Dutchess.  The principals of
Dutchess  Private  Equities  Fund,  LP  are  Michael  Novielli  and  Douglas  Leighton.

Plan  of  Distribution

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or
- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
-    at  prices  related  to  such  prevailing  market  prices,  or
-    in  negotiated  transactions,  or
-    in  a  combination  of  such  methods  of  sale;  or
-    any  other  method  permitted  by  law.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Advisors and any broker-dealers who act in connection with the sale of its shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations there under, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

-    engage in any stabilization activity in connection with any of the shares;
-    bid for or purchase any of the shares or any rights to acquire the shares,
- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or
- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholders that they must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

We engaged Charleston Capital, LLC as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge Charleston Capital, LLC has no affiliation or business relationship with Dutchess. We agreed to pay the Charleston Capital 1% of the gross proceeds from each put with an aggregate maximum of $7,500 over the term of our agreement. The Placement Agent agreement terminates when our Investment Agreement with Dutchess terminates pursuant to the terms of that Investment Agreement.


                                 CAPITALIZATION
                                 --------------

The following table sets forth our cash and capitalization as of September 30, 2003.

-    on  an  actual  basis:  and
- as adjustment to reflect the issuance of up to 35,000,000 shares of our common stock upon sale of Common shares.

This table should be read in conjunction with "Selected Financial Data", Management Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and the noted thereto included elsewhere in this prospectus.





As of September 30, 2003
--------------------------
                            Actual     As adjusted
                            ---------  -----------
Cash and cash equivalents.     13,019    2,788,019
--------------------------  ---------  -----------

Short Term Loans (1) . . .    839,620      839,620
--------------------------  ---------  -----------
Long Term Liabilities (2).    195,867      195,867
--------------------------  ---------  -----------
Share holders Equity . . .    528,124    3,303,124
--------------------------  ---------  -----------

Total Capitalization . . .  1,563,611    4,338,611
--------------------------  ---------  -----------


1.     Short  term  debt  consists  of  notes  payable  to  various individuals.

2.     Long  term  debt  consists  of  the notes payable to various individuals.

The above capitalization table presents the impact of the sale of 35,000,000 shares through Dutchess Capital Equities Fund LP for an estimated cash equivalent of $2,775,000.

                                 DIVIDEND POLICY
                                 ---------------

     We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ---------------------------------------------

Introduction

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the accompanying notes.

Overview

We have a limited operating history and conduct our operations through our wholly owned subsidiary, Technical Solutions Group, Inc, or TSG,, which manufactures and sells mine protected vehicles.

Effective July 1, 2003, in an effort to focus on TSG as well as achieving profitable operations, and as a result of the poor performance of the boat division and the long lead times necessary to achieve success in that business, we downsized and transferred the fire and rescue operations to a subsidiary company, Rockwell Power Systems, Inc. Subsequently the shares held in Rockwell Power Systems, Inc. were exchanged for 20,000,000 shares of common stock in Xtreme Companies, Inc. and the shares received in the transaction were distributed to shareholders of record on December 5, 2003. In addition, Force Protection, Inc. received preferred shares from Xtreme Companies in the amount of $500,000 which are convertible to common stock three years from the date of the transaction. We have set up financial reserves for warranty expenses on past sales and restructuring costs, and expect minimal internal resources to be devoted to Xtreme Companies.

Results  of  Operations

Comparison  of  the  twelve  months  ended  December  31,  2002,  and  2001.

In fiscal year 2002, we focused on restructuring and refocusing our business, raising money, and writing off impaired assets to direct us toward a more profitable product line.

Net sales for 2002 increased by $ 1.4 million or 116% compared to 2001. During 2002, we acquired TSG, whose sales for 2002 were $2.2 million. The entire increase in sales is attributable to the acquisition. Sales of boats declined $712 thousand, or 59%. The reduction in boat sales can primarily be attributed to reduction in our effort to sell recreational boats, our move to Stanton headquarters and manufacturing facility during the third quarter, and a revamping of the sales force in the first and fourth quarters.

Cost of sales for 2002 was $1.9 million, or 72% of sales, compared to 75 % in 2001. This decrease is attributable to decreasing cost of sales for boats.

Selling, general and administrative expenses for 2002, increased by $3.2 million to $ 4.7 million compared to $ 1.5 million for 2001. The increase is partially the result of additional TSG selling general and administrative expenses of $733,000. The remaining increase can be attributed to: costs associated with acquisition of TSG, fund raising expenses, expenses related to business consultants of $628,000, brochures and demo expenses, debt forgiveness, and the write-off of tools, molds, design rights, and obsolete boat inventory of $1.4 million verses a write-off of $400,000 excess inventory in 2001. In addition, primarily as a result of fund raising, we charged $692,000 to loss on conversion of warrants to reflect the conversion of warrants to purchase shares of our common stock at $.01 per share verses a market value of $.10.

Our net loss for 2002 was $5.37 million as compared to $1.43 million for 2001. The increase is attributed to costs associated with acquisition of TSG, fund raising, business consultants, brochures and demo expenses, debt forgiveness, and the write-off of tools, molds, design rights, and obsolete inventory, and the loss on conversion of warrants, all described above.





Business Segment Analysis of 2002

              Sonic Jet Performance - 2002 Segment Information   (000's)
                                      TSG mine
                                      protected
                       Boats           vehicle          Corp           Total
--------------------  -------------- ------------ ----------- ----------------

Sales                   434            2,172                           2,606
Cost of Sales           254            1,623                           1,877
                       -------------- ------------ ----------- ---------------

Gross Profit            180              549                             729
G.P. %                   41%              25%                             34.5%

SG&A                  2,251              733           3,118           6,102
--------------------  -------------- ------------ ----------- ----------------
Other
Income (Expense)

Segment P&L          (2,071)            (184)         (3,118)         (5,373)
--------------------  -------------- ------------ ----------- -----------------

Mine protected vehicles provided 83% of the sales, 86% of the cost of goods sold, and 75% of the gross profit. The following explains the relatively large selling, general and administrative expenses of the boat business and corporate overhead:




Boats:
   Inventory write-off                              $328
   Impaired assets                                 1,088
    molds and designs                            --------
                                        TOTAL     $1,416
                                                 --------

Corporate:
   Loss on conversion of warrants                    692
   Consultants                                       628
   Debt forgiveness                                  (37)
   Indirect cost of raising money                    196
   Stock to employees                                150
                                                 --------
                                         TOTAL      1,629

Comparison  of  Three  Months and Nine Months Ended September 30, 2003 and 2002.

Net sales for the three and nine months ended September 30, 2003 increased by $1,546,660 and $1,887,161, respectively, compared to the three months and nine months ended September 30, 2002. On June 30, 2002 we acquired TSG, whose sales for the three-month and nine month periods ended September 30, 2003 were $2,637,115 and $3,322,664, respectively. The increase in sales is attributable to TSG. Sales of boats declined for the nine months compared to last year. TSG began shipping production Buffalos under a U.S. Army contract in June of 2003, which contract comprised over 90% of the sales of that division.

Third quarter consolidated income was $183,246 in 2003, compared to a loss of $2,346,345 in 2002. The loss from operations for the nine months in 2003 decreased 10.4% to $2,870,394 from $3,203,513 in 2002. The improvement in operations is due to the sales increase in the TSG division and the downsizing of the boat operations.

Cost of sales for the three months and nine months ended September 30, 2003 was $1,861,614 and $2,698,051 higher than the three months and nine months of 2002 respectively. Cost of sales percent was 67.9% and 78.4% of sales for the three months and nine months ended 2003 compared to approximately 78% and 66% for comparative periods in 2002. The ten-percentage point's decrease in cost of sales in the third quarter 2003 is the result of ramping up production of Buffalos.

Selling, general and administrative expenses decreased for the three months ended September 30, 2003 from the corresponding period in 2002 by $2,093,362. Last year we wrote-off non-performing and obsolete assets, settled with vendors related to the TSG purchase, and paid stock and cash for services incurred to finance the businesses and attract consultants to help with operations. For the nine months ended September 30, 2003, selling, general and administrative expenses were substantially the same in both years and reflected asset write downs, financing costs, outside professional services, and grants of stock to employees.

Restructuring expenses are related to writing down the boat division assets to fair market value, direct expenses and employee termination agreements involved with the reorganization, transfer of the boat business, and the settling of liabilities related to the purchase of TSG.

Net profit was $183,246 for three months ended September 30, 2003 compared to a loss of $2,346,345 in the corresponding period of 2002. The turnaround in profit can be attributable to the government program selling TSG's Buffalos to the Army. The loss for the nine months of 2003 compared to the equivalent period last year increased by $395,239. The increase is attributed to restructuring expenses and an increase in interest expense, offset by third quarter profits from TSG.

Investing  Activities.

Our capital expenditures for the three months and nine months ended September 30, 2003 were $31,182 and $64,964 respectively, related to investments in office and manufacturing equipment. We anticipate that our capital expenditures during the remainder of 2003 will increase because of improvements to operating efficiencies, and relocation of our primary facilities.

Financing  Activities.

During the three months and nine months ended September 30, 2003, we sold a total of 2,245,000 and 25,924,000 restricted shares of common stock and warrants, respectively, to investors pursuant to a private placement memorandum, generating net proceeds of $88,981 and $1,299,900, respectively pursuant to the sale of common stock units.

On March 31, 2003, we began securing capital commitments through the issuance of promissory notes. Under the terms of the promissory notes, the loans are payable in six months with 8% interest; however, at the end of the term the loan has an option to convert into Series C preferred stock. As of June 30, 2003, we had obtained $725,000 in capital from note holders for 2003. Of this amount, $50,000 was converted into series C preferred stock. The terms of the remaining notes are being negotiated to be extended and management anticipates that a significant portion will convert to equity over the next six months.

TSG has entered into an agreement with GC Financial Service, Inc. by which this firm may purchase from us certain accounts receivable and other rights, including without limitations, all liens, security interest, warrants and guarantees to secure payments of the accounts receivables. As of September 30, 2003 TSG had drawn approximately $3,800,000 gross, all of which has been repaid at September 30, 2003.

On September 20, 2003, we entered into an equity line of credit agreement with Dutchess Private Equities Fund, LP. That agreement provides that, following notice to Dutchess, we may put to Dutchess up to $3.5 million in shares of our common stock for a purchase price equal to 93% of the lowest closing bid price on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice. Each put will be equal to either (a) 200% of the average daily volume of our common stock for the 10 trading days prior to the put notice date, multiplied by the average of the three daily closing best bid prices immediately preceding the Put or (b) $10,000; provided that in no event will the Put Amount be more than $1,000,000 with respect to any single Put.

Liquidity  and  Capital  Resources.

As of September 30, 2003, cash and cash equivalents were $13,019 compared to $144,476 as of December 31, 2002. We have raised net proceeds of approximately $88,981 and $1,299,900 through a private placement during the three and nine months ended September 30, 2003, respectively. Our principal sources of capital have been cash flow from our operations, the sale of common stock, promissory notes mentioned in financing activities, and borrowings from G.C. Financial
Services. Based on our current operating plan, we anticipate that additional financing will be required to finance growth in operations and capital expenditures, possibly in 2003 and definitely in 2004.

Presently, we are generating sufficient revenue to cover expenses and hire employees. However, our future liquidity will depend on our ability to obtain necessary financing from outside sources.

Our currently anticipated levels of revenues and cash flow are subject to many uncertainties. The amount of funds that we will require will depend upon many factors, including without limitation, the extent and timing of sales of our products, future inventory costs, the timing and costs associated with the establishment and/or expansion, as appropriate, of our manufacturing, development, engineering and customer support capabilities, the timing and cost of product development and enhancement activities and our operating results. Until we generate cash flow from operations that will be sufficient to satisfy our cash requirements, we will continue to seek alternative means for financing its operations and capital expenditures and/or postpone or eliminate certain investments or expenditures. Potential alternative means for financing may include leasing capital equipment, obtaining a line of credit, or obtaining additional debt or equity financing.

Additional financing may not be available, or available on acceptable terms, if and when we need it. The inability to obtain additional financing or generate sufficient cash from operations could require us to reduce or eliminate expenditures for capital equipment, research and development, production or marketing of our products, or otherwise curtail or discontinue our operations. Furthermore, if we raise funds through the sale of additional equity securities, our common stock currently outstanding will be further diluted.

Inflation.

We do not believe that inflation has had or is likely to have any significant impact on our operations.

Critical  Accounting  Policies.

The Securities and Exchange Commission has issued Financial Reporting release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," or FRR 60, suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, our most critical accounting policies include: non-cash compensation valuation that affects the total expenses reported in the current period. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our financial statements.

General  Statement:
As a general rule, financial information is accounted for and based on cost, not current market value. Revenues and gains should be matched using the accrual method with the expenses giving rise to the revenues and gains to determine earnings for the period. Expenses are necessarily incurred to produce revenue. Expenses are then "matched" in the same accounting period against the revenue generated. Revenues are recognized when they are earned and expenses are recognized  in  the  same  period  as  the  related revenue (matching or using a systematic and rational allocation or expensing in the period in which they expire), not necessarily in the period in which the cash is received or expended
by  the  company.   Other  areas  include:

Revenue  recognition:
It is our policy to not recognize revenue until customer acceptance and shipment to the customer. All advance payments are treated as "deferred revenue".

Research  and  Development:
We  expense  research  and  development  cost  as  incurred.

Goodwill:
Under SFAS No. 142. Goodwill and other Intangible Assets, all goodwill amortization ceased effective Jan.1, 2002. Rather, goodwill is now subject to only impairment reviews. A fair- value based test is applied at the reporting
level.  This  test  requires  various  judgments  and  estimates.   A  goodwill
impairment loss will be recorded for any goodwill that is determined to be impaired. Goodwill is tested for impairment at least annually.

Property,  Plant  and  Equipment:
Property, plant and equipment is recorded at cost. Additions and improvements are capitalized; these include all material, labor and engineering cost to design, install or improve the asset. Routine repairs and maintenance are expensed as incurred. The cost of plant and equipment is depreciated using the straight-line method over the estimated useful life of the asset.

                             DESCRIPTION OF BUSINESS
                             -----------------------

History

We organized under the laws of the State of Colorado, having been originally incorporated in November 1996, as Boulder Capital Opportunities III. Effective June 30, 1998, we acquired all assets and assumed all liabilities of Sonic Jet Performance, LLC, a California limited liability company in the business of producing and marketing recreational boats, jet boats, trailers, and related accessories. On November 4, 1998, we changed our name to Sonic Jet Performance, Inc. In 2002, we shifted our focus to vehicles that protect and save lives. As part of the shift we acquired the shares of Technical Solutions Group, Inc., or TSG, a development stage manufacturer of Mine Protected Vehicles based in Charleston, South Carolina.

TSG was originally formed 1997 to supply specialty vehicles to military and law enforcement agencies worldwide. The vehicles are used to transport personnel in hostile areas that may include landmines and to locate and remove landmines. In July of 2003 we determined that our limited resources would be better focused on TSG and began the process of moving our headquarters to South Carolina and realizing the most value for our existing watercraft business. From July through September we negotiated and finalized an agreement with investors that was consummated in October of 2003 to sell certain assets related to our Fire Rescue

Boat  Business.

In August of 2003 we changed our name to Force Protection, Inc. to reflect our focus on Mine Protected Vehicles. We now own 100% of our subsidiary Technical Solutions Group and are focused on our primary products which are Mine Protected and Armored Land Vehicles produced in 86,000 square feet of office, and heavy manufacturing space in Ladson, South Carolina.

Overview

We design, manufacture and market mine protected vehicles. These products are designed to protect and save lives. We are an Over-the-Counter company, publicly traded on the Over the Counter Bulletin Board under the ticker symbol "FRCP.OB."

We are headquartered in Ladson, South Carolina. TSG designs, manufactures and markets mine-protected vehicles used by military organizations domestically and abroad for transportation, demining, and special applications. We are a complete design-to-manufacturing organization, creating or licensing designs, and creating tooling, molds, and parts necessary to assemble the products in-house.

Industry  Overview

The basic concept of Mine Protected Vehicles was developed in Rhodesia and South Africa in response to the landmine problems arising from the wars in Southern Africa. The vehicles were designed to protect personnel during transport, removal of Unexploded Ordnance, route clearance, humanitarian de-mining, and other missions that require protection from landmines and hostile fire. The technology has been developed and used in several parts of the world, principally Africa, over the last 20 years in response to the intense use of landmines in that region.

Landmines are a weapon of choice for terrorists and insurgent groups because they are highly effective yet relatively low cost. Rising populations in heavily mined regions and the need to utilize and develop such areas means the problem can no longer be ignored. With increasing world tensions, there is a need for vehicles that can provide a protection against these threats during a variety of missions. Such missions include troop transport in and around Unexploded Ordnance or mine threat areas as well as route clearance and humanitarian de-mining - which require entrance into known mine fields.

Mine protected vehicles have been purchased worldwide, principally in Africa, with additional purchases by several NATO allied countries. Troop movements in overseas operations face a continuous threat because of the use of land mines or the possibility of ambush and enemy fire. Vehicles that move troops or ordnance economically and are protected against ballistic, incendiary, and landmine hazards are useful in these situations.

This is a pressing issue for the U.S. and its allies throughout the world. The recent deaths of American and Allied personnel throughout Iraq, Afghanistan, and an earlier death in Kosovo of an American solder while riding in an up-armored M998 High Mobility Multi-purpose Wheeled Vehicle highlights the need for mine protected vehicles.

Personnel transport missions create the greatest portion of demand for Mine Protected Vehicles. Various types of landmine and Unexploded Ordnance clearance missions also generate demand.

- Embassies, consulates, and other U.S. government agencies require vehicles to safely transport personnel at low cost. The modified Chevrolet Suburban or High Mobility Multi-purpose Wheeled Vehicle s does not provide adequate protection against high-powered automatic rifles or explosives as demonstrated in Iraq and Afghanistan.
- U.S. Law enforcement agencies have a pressing need to move personnel safely in dangerous situations, such as riots or standoffs with armed militant groups as demonstrated in a bank robbery stand-off in Los Angeles. Mine protected vehicles are used around the world in mine problem areas by most military organizations. The current "hot spots" in which the U.S. and other allied countries operate, and the likely areas for the future in the "War on Terrorism", are all extremely mined. Currently there are no current technologies available to detect mines effectively enough to avoid them, so mine protected vehicles are valuable for the U.S. to protect its troops.

Our  Products

The specialty vehicle business requires experience with blast protection and vehicle design, heavy manufacturing equipment and facilities, and knowledge of target customers. The cycle for product entrance into this market is long and complex. We have attained credibility with our products, and have sold production vehicles to the U.S. and British militaries. We have moved our products into the "limited deployment" stage.

Buffalo

A Mine Resistant Vehicle with multiple mission configurations and field reparability. This design mates a monocoque capsule protection, meaning the hull is built as a single unit, with a Peterbilt or other U.S. manufactured truck. The Buffalo offers 45-pound wheel and 30-pound centerline protection, along with standard ballistic protection, which is 7.62mm NATO ball which is the international standard for ballistics, upgradeable to Dragunov Anti-Personnel round protection. The roof is identical to the sides, providing equal overhead ballistic and splinter protection, creating a full 360-degree occupant protection. Self Forming Fragmentation Plates, which protect the occupants of the vehicle against newer landmine technology, are available as an option.

Cougar

A versatile, multi-purpose vehicle configured to satisfy a wide variety of mission requirements. The purpose-built monocoque capsule is designed to protect both the driver and crew from both ballistic and mine/blast threats, and is mated with Peterbilt and Marmon-Herrington commercial automotive technology to produce a user-friendly and adaptable vehicle. The Cougar can be configured to serve as a mine protected 10 - 16 seat troop transport vehicle, a weapons platform, a law enforcement special response vehicle, an EOD/Range Clearance vehicle, or a VIP Protection vehicle. Available in various configurations including: 4x2, 4x4, and 6x6.
Lion

Designed to seat six passengers and upgradeable with an interior based upon customer requirements. The vehicle can withstand a single anti-tank land mine explosion on any wheel. The Lion has ballistic protection to 7.62 x 52mm NATO ball, which can be increased to Dragunov Armor Piercing anti personnel rounds. The Lion is powered by a GM V8 gas or diesel engine and is aimed at VIP transport and law enforcement markets. It may have specific military applications in high-risk environments.

Customer  Activity

Ten Buffalo mine protected vehicles have been delivered to the U.S. Army. Three more Buffalo's are scheduled to ship by the end of January 2004. The vehicles were tested prior to selection by the Army. In addition, in 2002 we delivered eight Cougar/Tempest vehicles to the British Ministry of Defense. These vehicles are part of an Urgent Operational Requirement, and the Cougar beat out several competitors for this contract, including vehicles from Vickers, Australian Defense Industries, and KMW Industries.

In tests at the U.S. Army proving grounds, the Buffalo blast capsule protected both the occupants and the critical automotive components from the effects of a mine blast. The vehicles integrate a blast resistant capsule with a truck engine and drive train, but have an updated design that uses American-made trucks. A key aspect of mine protected vehicle design is the dispersion of hot gasses released by a mine blast. The force of the blast is routed along the V hull and dissipated to the side of the vehicle so that the vehicle is not lifted or severely damaged by the blast. It is the absence of this V hull design that makes it virtually impossible to properly protect a standard vehicle, by retrofitting armor plates. The design must be undertaken from the beginning with mine protection as the primary design criteria.

Competition

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, multinational vehicle, defense and aerospace firms such as Alvis, Vickers, Australian Defense Industries, KMW Industries. Most of our competitors have considerably greater financial, marketing and technological resources than we do which may make it difficult to win new contracts and we may not be able to compete successfully. Certain competitors operate fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources, as a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products.

We  believe  our  competitive  advantages  include:
- as an American company, access to American commercial drive train technology, which has the best after market support system in the world,
- as an American producer of mine protected vehicles many countries wish to purchase from America rather from the third world,
- our mine protected vehicles are effective and were tested and accepted by the U.S. Army and the British Ministry of Defense,
-    access  to  low  cost  heavy  manufacturing  facilities,
-    updated  designs  will  take  time  for  competitors  to  develop.

Sales  and  Marketing

We use various means of marketing our products including our web site, brochures, and independent referral sources which assist us in identifying opportunities for our products and services. Any payments to referral sources are negotiated on a case by case basis and dependent on various factors including the quality of the referral, the opportunity, the role of the referral sources in the sale, and the potential revenues associated with a specific opportunity. Many of these referral sources have established relationships with the potential customers through the sale of other products and services.

Our primary sales and marketing efforts are done through employees including the various senior executives in our company who call on prospective customers and foreign agents representing various governments and agencies who would have an interest in our product offerings. Currently our primary sales staff resides in the states of South Carolina and Connecticut, and we have a European presence with an employee based out of England. We emphasize attendance at trade shows and conferences and actually demonstrate our protected vehicles as much as is practical. We do a limited amount of media advertising in closely targeted publications.

We offer vehicle technology mated with the latest protection technology, all from the design team with a history in vehicle mine protection. We intend to participate in the growth of the Security and Defense Market's increased demand for protection by focusing on sales to the Government and Military markets. We participate in major shows involving countermine operations and technology, military vehicle, law enforcement technology, and military force protection.

Employees
As of December 31, 2003, we had 29 employees and 4 consultants located in the USA and in South Africa. Employees can be broken down to 22 factory workers, 3 sales, 3 administrative and 5 management personnel.


                             DESCRIPTION OF PROPERTY
                             -----------------------

On October 10, 2003, TSG entered into a lease agreement with Intertech Group, Inc. to lease 86,000 square feet of manufacturing and administrative space at 9801 Highway 78, Building No. 3, Ladson, South Carolina. The term of the lease is five years starting October 15, 2003, with an option to renew for another five years. The space substantially increases our ability to qualify for and fulfill larger contracts for our mine-protected vehicles. Annual rent is $215,000 for the first year plus utilities, taxes and maintenance, and $258,000 base rental for the next four years. The prior landlord has terminated our lease at our prior headquarters located at 2031 Avenue B, Building 44, North Charleston, South Carolina, in exchange for payment of rent at this prior facility through November 30, 2003.

                                   MANAGEMENT
                                   ----------

Directors,  Executive  Officers,  Promoters  and  Control  Persons

The following table sets forth certain information about our directors and executive officers.


                                       29


Name . . . . . . .  Age  Position

Michael Watts. . .   56  Chief Executive Officer, Director

Tom Thebes . . . .   48  Chief Financial Officer

Madhava Rao Mankal   52  Director

Scott R. Ervin . .   49  Director

Frank Kavanaugh. .   43  Director of Business Development, Director

Gale Aguilar . . .   71  Director



Biographies  of  executive  officers  and  directors

Michael  Watts,  Chief  Executive  Officer/Director
Mr. Watts joined us in July of 2002 as General Manager of TSG, International and was appointed Chief Executive Officer on May 29, 2003. Mr. Watts has more than 30 years of experience as an executive and investor. He has served as CEO of four private companies in the computer hardware, computer software, consumer electronics, and semiconductors fields - two of which he founded. In addition, he has served as a management consultant to numerous companies, including BNP Paribas and Wells Fargo Bank, in varieties of industries. From March 1998 to February 2002, Mr. Watts was self employed as an investor. For the period of 2002 to July 2002, he served as a management consultant to visual enVisual Enterprises, Inc. a software company Mr. Watts received a Bachelor of Science degree in Electrical Engineering with high honors from Colorado State University in 1969 and majored in Finance in the MBA program at the University of Colorado in 1973. He holds five patents, including one for the laser bar code scanner and four related to software.

Tom Thebes,  Chief Financial Officer
Mr. Thebes joined us in November of 2003 as Chief Financial Officer. Prior to joining us and from November 2003, Mr. Thebes served as the Program Manager for Flextronics. From 2001 through 2003, Mr. Thebes was a Financial Consultant for ID Technologies and GlaxoSmithKline. From 1999 to 2001, Mr. Thebes was the Controller, Manufacturing and International Operation for Insilco Technologies. Mr. Thebes has over 22 years of operational management and strategic business analysis experience in both the federal sector and private industry. He has spent over 12 years conducting Activity Based Management studies, business process reengineering, benchmarking and strategic planning for Fortune 100 and Fortune 1000 companies. Mr. Thebes holds an undergraduate degree from Miami University and an MBA from the University of Toledo.

Madhava  Rao  Mankal:  -  Director
Mr. Mankal served as Chief Financial Officer from May 1999, and was appointed President in January of 2002. With the sale of our California operations, his role as Chief Financial Officer ended effective November 30, 2003 and he continued to act as an employee until December 31, 2003 whereafter he agreed to act as a consultant until March of 2004 and remain a director of the company. Prior to that, Mr. Mankal served as Controller of American Power Products, Inc. between 1998 and 1999, and Manager at American Power Products, Inc., from September 1994 to 1998. He has more than 28 years of experience in senior positions in various manufacturing and service organizations. He is Qualified Chartered Accountant and Cost Accountant and a member of the Institute of Chartered Accountant, Institute of Cost and Works Accountants, and Institute of Management Accounting.

Scott  R.  Ervin:  -  Director
Mr. Ervin acted initially as a director from June through October 2001, and has served on the board continuously since February 2002. He is an attorney, having graduated from Boston College Law School (JD 1984) and is licensed to practice in New York and Texas. From 1984 through 1991 Mr. Ervin was associated with the New York law firm of Burlingham, Underwood and from 1991 through 1999 he practiced law with the law offices of Dr. Abdelrahman Abbar, in Jeddah Saudi Arabia. Since 1999 Mr. Ervin has been in private practice in Austin Texas. He is a director of Interlex, Inc a Texas corporation and a director of The Behavioural Sciences Foundation, a non-profit scientific research foundation. He also acts as trustee for several private trusts.

Frank  Kavanaugh:  -  Manager  of  Business  Development,  Director
Mr. Kavanaugh has worked for the Company since May of 2002 in our fire/rescue business, and in January of 2003 became responsible for strategic and investment relationships. In October of 2003 he was appointed to the board of directors. Over the last 8 years, as a principal in Ashford Capital, LLC and its predecessor he has served in several executive positions including operational management roles at NewGen Systems, and several portfolio companies. He co founded and served as President of QuickStart Technologies and held positions at Microsoft and Hewlett Packard. His education includes: a BS degree in Information & Computer Science, from University of California, Irvine and an MBA from Pepperdine University. He also serves on several community boards including the Child Guidance Center of Orange County, and the board of advisors at Chaprman University's Leatherby Center.

Gale  Aguilar:  -  Director
Mr. Aguilar has served as our director since October of 2003. Currently he is the President and a member of the Board of Directors at MITEM Corporation which he joined in 1995. His experience includes SF2 Corp, Stardent Corporation, and Prime Computer as VP of Marketing Senior, and VP of Corp. Strategy and Corp. Development. In addition, he worked at IBM for 27 years in several positions including \ Director of Marketing and Service General Products Division, and IBM Director of Product Marketing, and Director of Systems Strategy. His experience includes active duty in the Army 1951-55. He participates on several corporate and charitable boards.

Number  and  Election  of  Directors

We  have  five  directors.  Directors  are  elected  annually.




Limitations  on  Officer  and  Director  Liability

Our Articles of Incorporation limit the liability of our directors or our shareholders for monetary damages for breach of fiduciary duty as a director except, for (i) liability based on a breach of the duty of loyalty to us or our shareholders; (ii) liability for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of the law; (iii) liability based on the payment of an improper dividend or an improper repurchase of our stock under California law, or violations of federal or state securities laws; (iv) liability for transactions from which the director derived an improper personal benefit; or (v) liability for any act or omissions occurring prior to the effective date of the Articles of Incorporation.

Our Bylaws provide that we shall indemnify a person made or threatened to be made a party to a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding by reason of such person's present or former capacity as our director, officer, employee or agent if such person: (a) has not been indemnified by another organization or employee benefit plan for the same judgment, penalty or fine; (b) acted in good faith;
(c) received no improper personal benefit and, if a director, had no improper conflict of interest; (d) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (e) reasonably believed that the conduct complained of was in our best interests or was not opposed to our best interests.

The Colorado Business Corporation Act requires that unless prohibited or limited by our Articles of Incorporation or Bylaws, we must indemnify our current and former directors, officers and employees who are made or threatened to be made a party to certain proceedings by reason of their present or former official capacity with us, against judgments, penalties, fines, settlements, and reasonable expenses (including attorney's fees) incurred in connection with such proceedings. "Proceeding," means a threatened, pending or completed civil, criminal, administrative or investigative action, including a derivative action in our name. Reference is made to the detailed terms of the Colorado statute for a complete statement of such indemnification right.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is unenforceable for that reason.

                             EXECUTIVE COMPENSATION
                             ----------------------

Set forth in the following table is certain information relating to the approximate remuneration we paid during the past fiscal year to our president and each of our most highly compensated executive officers whose total compensation exceeded $100,000.

Summary  Compensation  Table

The following table presents a summary of the compensation paid to our Chief Executive Officer and other highly compensated employees during the last three fiscal years and the first three quarters of 2003. Except as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARs or any other compensation paid to executive officers.




                                                                         Long Term Compensation

                        Annual Compensation                      Awards                            Payouts
a)               (b)    (c)     (d)       (e)             (f)             (g)         (h)            (i)
Name and                       Bonus  Other Annual     Restricted      Securities     LTIP        All Other
Position               Salary         Compensation        Stock        Underlying    Payouts     Compensation
                 Year   ($)       ($)    Award(s)($)    Options/SARs($)     (#)          ($)            ($)
=============================================================================================================
Mike Watts       2000        0     0        0                0             0              0              0
Chief Executive  2001        0     0        0                0             0              0              0
Officer          2002    4,500     0        0        2,000,000             0              0         77,000(1)
=============================================================================================================
Madhava Rao      2000   60,000     0        0                0             0              0              0
Mankal           2001   64,000     0        0                0             0              0              0
Director         2002   65,000     0        0          500,000             0              0              0
=============================================================================================================


(1)  Mr.  Watts  received  $77,000  as  a  consultant  to  the  company  prior  to  his  employment.

Employment  Agreements  with  Key  Persons

During the second quarter of 2003, we negotiated certain changes in employment agreements with certain of our executive officers:

Under a previous agreement dated June 20, 2002 and effective on July 1, 2002 we were to issue our CEO, Michael Watts, 2,000,000 restricted shares of common stock vesting immediately and delivered no later than one-year from the date of this agreement. In addition, he was to receive a warrant for 2,000,000 restricted shares of common stock, exercisable at $0.07 per share, vesting on the first and second anniversary dates of the agreement. Finally, he was to receive a warrant to purchase 10 shares of Registrant Series C preferred stock or its equivalent in our common stock. These issuances were modified by the board of directors to be grants, effective July 1, 2002, of 2,000,000 restricted shares of common stock, plus a warrant for 1,000,000 restricted shares of common stock at $0.07 a share vesting on June 20, 2003, plus a warrant for 1,000,000 restricted shares of common stock vesting on June 20, 2004.

On April 1, 2003, we entered into an agreement with Frank Kavanaugh, our director of business development, for a salary, and a grant of 500,000 restricted shares of our common stock. Also, during June 2003, Mr. Kavanaugh was granted 750,000 restricted shares of common stock that were committed in June of 2002, for consulting services as interim general manager during the second and third quarters of 2002.

In connection with our restructuring, we entered into a verbal termination agreement with Madhava Rao Mankal in connection with his prior employment agreement. The agreement stipulates that he remain our chief financial officer until November 30, 2003 and then act as our consultant until December 31, 2003 at the same salary, without benefits, and receive a grant of 600,000 restricted shares of stock in September, 2003. On December 31, 2003 Mr. Mankal will be paid 90 days termination based on his annual rate of salary of $64,800. In June 2003, Mr. Mankal received 200,000 restricted shares of common stock for the first and second quarters of 2003 in connection with his employment contract dated March 17, 2003, and in September 2003 he received 600,000 restricted shares of common stock in connection with his termination agreement. The balance of any shares owed under his original employment agreement will be paid within 45 days of his employment termination.

Director  Compensation

Mr. Scott Ervin was awarded 600,000 shares during 2002 and 2003 for services as director.

We currently reimburse Directors for travel expense associated with their work for the company and have agreed to establish a compensation plan to be submitted for approval by shareholders at our annual meeting in 2004.


Stock  Option  Plans

On September 30, 2003, we adopted a Directors and Consultants Retainer Stock Plan. A total of 5,000,000 shares can be issued under this plan and were registered under a Form S-8 registration statement filed with the Securities and Exchange Commission on November 7, 2003. The purposes of the plan are to enable us to attract and retain both employee and non-employee directors and consultants by paying their retainer or fees in the form of free trading shares of our common stock. As of December 29, 2003, no shares have been issued under this plan. The Board of Directors or a committee of the Board, which determines the persons who are to receive options and the terms and the number of shares subject to each option, administers the Option Plan.

Our July 2000 Employee Stock Compensation Plan provides for the granting of stock options to our employees and certain consultants. A total of 2,000,000 shares of common stock have been reserved for issuance upon exercise of options granted under the plan.

                           RELATED PARTY TRANSACTIONS
                           --------------------------

In January 2002, Ashford Capital, KK, purchased 7 shares of the Company's Series C Convertible Preferred Stock for an aggregate purchase price of $70,000. It converted two of the preferred shares into 564,706 shares of Common Stock. Ashford Capital, LLC, the holder of the Series B Preferred Stock, owns a minority interest in Ashford Capital, KK.

On September 30, 2002 the Series C shareholders and the Company agreed to amend and restate the Certificate of Designation of Series C Convertible Preferred for Sonic Jet Performance. Pursuant to the agreement and upon finalization of the amendment of the Series C documents, the stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: the holder of the shares of Series C Stock shall be entitled to such number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder's shares of Series C Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Furthermore, the parties also agreed that each 10 shares of Series C stock shall be convertible into two percent of our common stock outstanding at the time of conversion.

Pursuant to a finder's fee agreement entered into between Ashford Capital, LLC and Sonic Jet Performance, Inc on February 1, 2002, Sonic Jet granted Ashford Capital ten percent of the equity ownership of any referred party acquired by Sonic Jet.

The Series B and C shareholders agreed to let us file a registration statement without including those shareholders in the registration statement as was their right under the original purchase instruments. The board of directors agreed to extend the mandatory conversion date of the Series B and C share to December 27, 2004 unless otherwise modified by mutual agreement.

As part of our purchase of TSG International, Inc. (which owns 100% of Technical Solutions Group, Inc.,) in July 2002, Ashford Capital, LLC, an advisor to the transaction and our shareholder, received shares equal to 10% of TSG International, Inc. in the form of a Series A preferred stock. An agreement was reached in April of 2003 under which Ashford Capital, LLC could exchange each shares of TSG International, Inc. Series A preferred stock for 50 shares of the Registrant's Series C preferred shares, by notifying us by October 15, 2003.

In September 2003, Ashford Capital, LLC and Mr. Watts reached an agreement under which the TSG Series A preferred shares and the rights associated with the Series A preferred shares were purchased by Mr. Watts in a private sale between the parties and the right to exchange the shares was assigned to Mr. Watts by Ashford Capital LLC. On October 12, 2003, we were notified of Mr. Watt's intention to exercise his option to exchange his TSG International, Inc. preferred stock for our Series C preferred stock. Under the terms of the agreement, Mr. Watts exchanged all his shares of TSG International, Inc. stock for 50 of our shares of Series C preferred stock effective October 15, 2003. As a result, we hold 100% of TSG International, Inc.

                           MARKET FOR OUR COMMON STOCK
                           ---------------------------

Our common stock is traded on the OTC Bulletin Board under the symbol "FRCP.OB." Our common stock began trading on the OTC Bulletin Board on December 29, 1998. Before our listing on the OTC Bulletin Board none of our securities were traded in the public market. Bid and ask quotations for our common shares are routinely submitted by registered broker dealers who are members of the National Association of Securities Dealers on the NASD Over-the-Counter Electronic Bulletin Board. These quotations reflect inner-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock.




                High                Low
2001
First Quarter   $ 0.22              $0.05
Second Quarter  $ 0.17              $0.05
Third Quarter   $ 0.20              $0.04
Fourth Quarter  $ 0.07              $0.02

2002
First Quarter   $ 0.22              $0.08
Second Quarter  $ 0.42              $0.06
Third Quarter   $ 0.29              $0.07
Fourth Quarter  $ 0.25              $0.10

2003
First Quarter   $ 0.27              $0.10
Second Quarter  $ 0.21              $0.12
Third Quarter   $ 0.13              $0.07
Fourth Quarter  $ 0.11              $0.07

Share  Holders

As of December 31, 2003, there were 412 shareholders of record of our common stock.

                           REPORTS TO SECURITY HOLDERS
                           ---------------------------

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. In accordance with those regulations, we file periodic reports, and other information with the Securities and Exchange Commission. Our reports and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington D.C. 20549. You can obtain information on the operations of the Public Reference Room by calling the SEC at
(800) SEC-0330. Information also is available electronically on the Internet at http://www.sec.gov.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to:

We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing financial information.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 -----------------------------------------------
                                 AND MANAGEMENT
                                 --------------

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of December 31, 2003 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director, (iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2002 fiscal year and (iv) all of our directors and current executive officers as a group:




Name of                                                                             Number of Shares        Percentage
Beneficial Owner                                                                    Beneficially Owned (1)  Ownership (2)
----------------                                                                    ----------------------  -------------
Michael Watts (3). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                22,814,706        16.0%
Madhava Rao Mankal (4) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 2,142,353         1.7%
Tom Thebes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       0           *
Scott Ervin (5). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,225,000         1.0%
Frank Kavanaugh (6). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              38,950,000        24.3%
Gale Aguilar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       0            *
Ashford Capital, LLC (7) . . . . . . . . . . . . . . . . . . . . . . . . . . . .                38,950,000        24.3%

All directors and executive. . . . . . . . . . . . . . . . . . . . . . . . . . .                65,132,059        36.0%
officers as a group (6 persons)

* less than 1%

(1)  Beneficial  ownership  is  determined  in  accordance  with  the rules of the Securities and Exchange Commission and includes  voting or investment power with respect to shares beneficially owned. Shares of Common Stock subject to options or  warrants  currently  exercisable  are deemed outstanding for computing the percentage ownership of the person holding such  options  or  warrants,  but  are  not  deemed  outstanding  for computing percentage ownership of any other person.

(2)  The  shares  of  common  stock  outstanding  as  of  December  31,  2003  are  122,280,238.

(3)  Michael  Watts  acquired  50  Series  C preferred shares convertible to 18,000,000 assuming total outstanding common shares  of 180,000,000.  He received 2,250,000 common shares and he has purchased 564,706 shares from
us.  Under  the  terms  of  his  employment contract he has an option exercisable in July of 2004 to purchase
2,000,000  shares  at  7  cents.

(4)  Madhava  Rao  Mankal  was  given  1,500,000  shares  as  part of his employment agreement. One C Preferred Share was purchased  by his son, which was converted to common stock amounting to 282,353 common shares. Also includes one Series C preferred  share  purchased  in  the  name  of  his  wife,  Sharada  Rao  convertible  to  360,000  common  shares.

(5)  Scott  Ervin  received  865,000 shares of common stock and purchased one share of Series C which is convertible into
360,000  shares  of  common  stock.

(6)  Frank  Kavanaugh  is  a  principal  in  Ashford  Capital,  LLC  -  See  (7)  below.

(7)  (a) Shares of Common Stock owned for the purposes of this calculation include, (a) 36,000,000 shares of Common Stock issuable  upon  conversion  of  Series B Preferred Stock held by Ashford Capital, LLC, and (b) 1,800,000 shares of Common
Stock  issuable upon conversion of Series C Preferred Stock held by Ashford Capital, KK, and (c) shares in the individual name  of  Frank  Kavanaugh  as  listed  in Note (6) above. The conversion shares referenced above are calculated assuming
180,000,000  shares  outstanding.  Ashford  Capital,  LLC,  disclaims  beneficial ownership of the shares attributable to
Ashford  Capital,  KK.  The  business  address  of Ashford Capital, LLC is 3419 Via Lido, #470, Newport Beach, CA  92663.

                            DESCRIPTION OF SECURITIES
                            -------------------------

Our authorized capital stock consists of 300 million shares of common stock, and 10 million shares of preferred stock. The following is a summary of certain provisions of our common stock, preferred stock, Articles of Incorporation and bylaws.

Common  Stock

As of December 31, 2003, there were 122,280,238 shares of common stock outstanding. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable. Each share of our common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. There are no cumulative voting rights.

The holders of our common stock are entitled to share equally in dividends and other distributions that our board of directors may declare from time to time out of funds legally available for that purpose, if any, after the satisfaction of any prior rights and preferences of any outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and our obligations to holders of our outstanding preferred stock.

The holders of our common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

Preferred  Stock

As of December 31, 2003, there were 10 shares of Series B preferred stock outstanding. Each share is convertible into two percent of the shares of our common stock outstanding at the date of conversion. The shares shall convert at the earlier of the election of the holder, or December 27, 2004. The holder of the Series B preferred stock, has the right to vote, with the holders of common stock, on any matter to which the common stock holders are entitled to vote, the number of shares of common stock into which the Series B preferred stock is convertible. If we are liquidated, distribute our assets, dissolve or wind-up, the holders of Series B preferred stock shall receive the greater of (i) $2,500 per share of Series B preferred stock they hold at the time of such Liquidation, or (ii) their pro rata share of the total value of our assets and funds to be distributed, assuming the Series B preferred stock is converted to common stock.

As of December 31, 2003, there were 130 shares of series C preferred stock outstanding, each share converts into .2% of the outstanding shares at the time of conversion. The Series C shareholders are subject to a mandatory conversion on December 27, 2004 unless the terms are modified by mutual agreement of the parties. In the event of a liquidation, the holders of Series C preferred stock shall be entitled to receive one hundred and fifty percent of the amount of consideration paid for the Series C preferred stock, after which time the holders of Series B preferred stock and Series C preferred stock shall participate in such liquidation, on a pro rata basis, based on the number of shares of the common stock into which the Series B preferred stock and the Series C preferred stock are convertible at the time of the liquidation. The holders of Series C preferred stock have no voting rights.

Our board of directors has the authority to issue additional shares of preferred stock in one or more series, and fix for each series, the designation of, and number of shares to be included in, each such series. Our board of directors is also authorized to set the powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions of the shares of each such series.

Unless our board of directors provides otherwise, the shares of all series of preferred stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Any issuance by us of shares of our preferred stock may have the effect of delaying, deferring or preventing a change of our control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

                                LEGAL PROCEEDINGS
                                -----------------

On June 26, 2003 Albert Mardikian, a company shareholder and holder of certain designs and components, filed a complaint against us in the Orange Country Superior Court. The complaint alleges breach of contract of the license agreement dated December 27, 2001 between Mr. Mardikian, Mardikian Marine Design, and us. The complaint further alleges breach of an employment and agency agreement between us and Mr. Mardikian, and fraud, conversion and unfair competition. We have filed an answer denying these allegations, and on July 28, 2003 filed a cross-complaint against Mr. Mardikian and Mardikian Marine Design. While we believe that the matter will be resolved in our favor, this case is in the early stages of litigation and we can not accurately predict the outcome. If we receive an unfavorable ruling, there is a possibility of a material adverse impact of money damages on our financial condition, results of operations, or liquidity of the period in which the ruling occurs, or future periods.

We are not aware of any other litigation or potential litigation affecting us or our assets or any of our subsidiaries.

                                  LEGAL MATTERS
                                  -------------

The legality of our shares of common stock being offered hereby is being passed upon by Amy Trombly, Esq. Ms. Trombly will not receive a direct or indirect interest in the small business issuer and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our company. Nor does Ms. Trombly have any contingent based agreement with us or any other interest in or connection to us.

                                     EXPERTS
                                     -------

The financial statements included in this prospectus, have been audited by Michael Johnson & Co, LLC, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Michael Johnson & Co, LLC has no direct or indirect interest in us, nor were they a promoter or underwriter.

                             ADDITIONAL INFORMATION
                             ----------------------

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and the Units, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                              FINANCIAL STATEMENTS




                                                Force Protection, Inc.
                                        Consolidated Balance Sheet (Unaudited)
                                                  September 30, 2003



ASSETS:
Current Assets:
   Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     13,019
   Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       522,453
Investment
   Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,005,960
   Other Current Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       143,360
          Total Current Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,684,792
                                                                                                        -------------

Property and Equipment, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       251,607

Other Assets:
   Licensing Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       100,000
   Goodwill. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,434,873
          Total Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,534,873
                                                                                                        -------------

Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  4,471,272

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
   Accounts Payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,139,971
   Accrued Payroll Taxes and Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        89,105
   Reserves for Warranty and Restructuring . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       524,099
   Deferred Revenue. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,095,876
   Short-Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       839,620
   Current Portion of Capitalized Lease Obligations. . . . . . . . . . . . . . . . . . . . . . . . . .        58,610
          Total Current Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,747,281
                                                                                                        -------------

Long-Term Liabilities: Cap. Lease (Net) and Other. . . . . . . . . . . . . . . . . . . . . . . . . . .       195,867
          Total Long-Term Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       195,867
                                                                                                        -------------

Total Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,943,148

Stockholders' Equity:
Common, No Par Value, 300,000,000 Authorized,
114,727,992 Issued and Outstanding Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19,700,320
   Shares Committed to be Issued . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       324,721
   Preferred, No Par Value:. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             -
Series B Convertible Preferred  (10 shares issued and outstanding) . . .             . . . . . . . . .        25,000
Series C convertible preferred (44 shares issued and outstanding)                                            434,000
   Retained Earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (16,382,535)
   Current Income(loss). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (3,573,382)
Total Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       528,124
                                                                                                        -------------

Total Liabilities and Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  4,471,272

The accompanying notes are an integral part of these financial statements





                                            Three months ended                   Nine months ended

                                                September 30,                      September 30,
                                          2003                2002               2003           2002
                                   -------------------  -------------------  -------------  -------------

Revenues. . . . . . . . . . . . .  $         2,738,901  $        1,192,241   $  3,442,035   $  1,554,874

Cost of  Sales. . . . . . . . . .            1,861,614             814,025      2,698,051      1,023,639
                                   -------------------  -------------------  -------------  -------------

Gross Profit. . . . . . . . . . .              877,287             378,216        743,984        531,235
                                   -------------------  -------------------  -------------  -------------

Operating Expenses:
Selling, General and
Admin. Expenses . . . . . . . . .              621,930           2,715,292      3,614,378      3,734,748
                                   -------------------  -------------------  -------------  -------------

Total Operating Expenses. . . . .              621,930           2,715,292      3,614,378      3,734,748
                                   -------------------  -------------------  -------------  -------------

Loss From Operations. . . . . . .              255,357          -2,337,076     -2,870,394     -3,203,513

Restructuring Expense . . . . . .                    -                   -        514,499              -

Profit (loss) after
Restructuring Expense . . . . . .              255,357          -2,337,076     -3,384,893     -3,203,513

Other Income/Expense:
    Other Income. . . . . . . . .               16,869                 197        -28,483         31,623
    Interest Expense. . . . . . .              -88,981              -9,466       -160,006         -6,254
                                   -------------------  -------------------  -------------  -------------

Total Other Income (Expense). . .              -72,112              -9,269       -188,489         25,370
                                   -------------------  -------------------  -------------  -------------

Net Profit (Loss) . . . . . . . .  $           183,246         ($2,346,345)   ($3,573,382)   ($3,178,143)
                                   ===================  ===================  =============  =============

Basic Profit (Loss) Per Share . .               0.0017             -0.1058        -0.0367        -0.1432
                                   ===================  ===================  =============  =============

Diluted Profit (Loss) Per Shares.               0.0012             -0.1058         -0.026        -0.1432
                                   ===================  ===================  =============  =============

Weighted average common
shares outstanding:
Basic . . . . . . . . . . . . . .          109,885,783          22,186,505     97,542,491     22,186,505
                                   ===================  ===================  =============  =============

Diluted . . . . . . . . . . . . .          150,008,346          22,186,505    137,665,054     22,186,505
                                   ===================  ===================  =============  =============


                                          Force Protection, Inc.
                                   Consolidated Statement of Cash Flows
                                               (Unaudited)
                                  For the Nine Months September 30, 2003



                                                                                      2003          2002
                                                                               ------------  ------------
Cash Flows from Operating Activities:
-----------------------------------------------------------------------------
  Net Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(3,573,382)  $(3,178,142)
-----------------------------------------------------------------------------  ------------  ------------

   Depreciation and Amortization. . . . . . . . . . . . . . . . . . . . . . .      138,546       111,053
-----------------------------------------------------------------------------  ------------  ------------
   Impaired Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -     1,087,500
-----------------------------------------------------------------------------  ------------  ------------
   Goodwill in Consolidation. . . . . . . . . . . . . . . . . . . . . . . . .            -    (1,796,850)
-----------------------------------------------------------------------------  ------------  ------------
   Beneficial Interest on Warrants. . . . . . . . . . . . . . . . . . . . . .            -       309,173
-----------------------------------------------------------------------------  ------------  ------------
   Provision for Inventory. . . . . . . . . . . . . . . . . . . . . . . . . .            -       389,474
-----------------------------------------------------------------------------  ------------  ------------
   Common and Preferred Stock Issued for Services/Termination . . . . . . . .    1,808,309       441,083
-----------------------------------------------------------------------------  ------------  ------------

   Stock for Settlement of Vendor Claim . . . . . . . . . . . . . . . . . . .      210,000             -
-----------------------------------------------------------------------------  ------------  ------------
   Changes in Assets and Liabilities:
-----------------------------------------------------------------------------
     (Increase) in Accounts Receivable. . . . . . . . . . . . . . . . . . . .     (356,210)      (20,608)
-----------------------------------------------------------------------------  ------------  ------------
     (Increase) in Inventories. . . . . . . . . . . . . . . . . . . . . . . .   (1,819,497)     (538,160)
-----------------------------------------------------------------------------  ------------  ------------
     (Increase) Decrease in Other Assets. . . . . . . . . . . . . . . . . . .      103,514      (476,050)
-----------------------------------------------------------------------------  ------------  ------------
     (Decrease) Increase in Accounts Payable. . . . . . . . . . . . . . . . .      266,427     1,070,063
-----------------------------------------------------------------------------  ------------  ------------
     (Decrease) Increase in Payroll
-----------------------------------------------------------------------------
Liabilities and Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .       50,284       (23,458)
-----------------------------------------------------------------------------  ------------  ------------
     (Decrease) Increase in Accrued
-----------------------------------------------------------------------------
Expenses & Deferred Revenue . . . . . . . . . . . . . . . . . . . . . . . . .    1,095,876       218,046
-----------------------------------------------------------------------------  ------------  ------------
     (Decrease) Increase in Reserves. . . . . . . . . . . . . . . . . . . . .      (23,716)      751,280
-----------------------------------------------------------------------------  ------------  ------------
       Total Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . .    1,473,532     1,522,546
-----------------------------------------------------------------------------  ------------  ------------
Net Cash Used in Operating Activities . . . . . . . . . . . . . . . . . . . .   (2,099,849)   (1,655,596)
-----------------------------------------------------------------------------  ------------  ------------

Cash Flow From Investing Activities:
-----------------------------------------------------------------------------
  Purchase of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .      (53,650)     (167,716)
-----------------------------------------------------------------------------  ------------  ------------
  Proceeds from Sale of Property and Equipment. . . . . . . . . . . . . . . .            -             -
-----------------------------------------------------------------------------  ------------  ------------
  Net Cash Provided By Investing Activities . . . . . . . . . . . . . . . . .      (53,650)     (167,716)
-----------------------------------------------------------------------------  ------------  ------------

Cash Flow From Financing Activities:
-----------------------------------------------------------------------------
Net Proceeds from Issuance of Common Stock. . . . . . . . . . . . . . . . . .    1,299,900       878,552
-----------------------------------------------------------------------------  ------------  ------------
  Proceeds from Issuance of Preferred Stock . . . . . . . . . . . . . . . . .      (20,000)      290,000
-----------------------------------------------------------------------------  ------------  ------------
    Restricted Cash Realized. . . . . . . . . . . . . . . . . . . . . . . . .            -       201,004
-----------------------------------------------------------------------------  ------------  ------------
  Long Term Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .      (99,279)      198,793
-----------------------------------------------------------------------------  ------------  ------------
  Short Term Loans and Lease Obligations. . . . . . . . . . . . . . . . . . .      841,423       443,741
-----------------------------------------------------------------------------  ------------  ------------
  Net Cash Provided By Financing Activities . . . . . . . . . . . . . . . . .    2,022,044     2,012,090
-----------------------------------------------------------------------------  ------------  ------------

Increase in Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (131,455)      188,778
-----------------------------------------------------------------------------  ------------  ------------

Beginning Balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      144,476        42,760
-----------------------------------------------------------------------------  ------------  ------------

Ending Balance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13,020       231,538
-----------------------------------------------------------------------------  ------------  ------------

See accompanying accountant's review report and notes to financial statements

                             Force Protection, Inc.
                     (formerly Sonic Jet Performance, Inc.)
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

NOTE  1  -  PRESENTATION  OF  INTERIM  INFORMATION

In the opinion of the management of Force Protection, Inc. and its subsidiary, Technical Solutions Group, Inc. ("TSG") (collectively, "Company"), the accompanying unaudited consolidated financial statements include all normal adjustments considered necessary to present fairly the financial position as of September 30, 2003, and the results of operations for the three months and nine months ended September 30, 2003 and 2002, and for cash flows for the nine months ended September 30, 2003 and 2002. Interim results are not necessarily indicative of results for a full year.

The consolidated financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company's audited consolidated financial statements and notes for the fiscal year ended December 31, 2002.

NOTE  2  -  FINANCIAL  STATEMENTS

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company balances, transactions, and stockholdings have been eliminated.

NOTE  3  -  INVENTORIES

Inventories  at  September  30,  2003  consisted  of  the  following:



Raw materials and supplies  $  322,875
Work in process. . . . . .   1,875,210
Finished Goods . . . . . .     120,906
Less: Provision. . . . . .    (313,031)

Total Inventories. . . . .  $2,005,960



NOTE  4  -  PROPERTY  AND  EQUIPMENT

Property  and  equipment  at  September  30,  2003  consisted  of the following:



  Furniture and fixtures . . . . . . . . . . . . . . . . . . . . . . . .  $ 184,022
========================================================================
  Machinery and equipment. . . . . . . . . . . . . . . . . . . . . . . .    421,680
  Tooling - new products . . . . . . . . . . . . . . . . . . . . . . . .          -
  Design rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -
  Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        500
  Demo vehicles. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    192,530
    Less depreciation and amortization . . . . . . . . . . . . . . . . .   (547,125)
  Total property and equipment . . . . . . . . . . . . . . . . . . . . .  $ 251,607
------------------------------------------------------------------------

NOTE  5  -  COMMITMENTS  AND  CONTINGENCIES

Leases.
------

On October 10, 2003, TSG entered into a lease agreement with Intertech Group, Inc. to lease 86,000 square feet of manufacturing and administrative space and transfer the Company's executive offices at the end of October, 2003 to new facilities at 9801 Highway 78, Building No. 3, Ladson, South Carolina. The term of the lease is five years starting October 15, 2003, with an option to renew for another five years. The space substantially increases the Company's ability to qualify for and fulfill larger contracts for its mine-protected vehicles. Annual rent is $215,000 for the first year plus utilities, taxes and maintenance, and $258,000 base rental for the next four years. The prior landlord has agreed to terminate its lease at the Company's prior headquarters located at 2031 Avenue B, Building 44, North Charleston, South Carolina, in exchange for payment of rent at this prior facility through November 30, 2003.

The Company has terminated its month-to-month lease in Stanton, California and transferred its headquarters to Ladson, South Carolina. Additionally, the month-to-month warehouse lease in Riverside, California was terminated with no penalty to the Company. The Company has no remaining obligations under the terminations. The Company's wholly owned subsidiary in China has been dissolved. The Company has no ongoing obligations in Nanning, China.


NOTE  6  -  STOCK  COMPENSATION  PLAN

On September 30, 2003, the Company adopted a Directors and Consultants Retainer Stock Plan. A total of 5,000,000 shares can be issued under this plan and were registered under a Form S-8 registration statement filed with the Securities and Exchange Commission on November 7, 2003, and declared effective on that date. The purposes of the plan are to enable the Company to promote the interests of the Company and its shareholders by attracting and retaining both employee and non-employee directors and consultants by paying their retainer or fees in the form of free trading shares of the Company's common stock. No shares have yet been issued under this plan.

The Company's July 2000 Employee Stock Compensation Plan provides for the granting of stock options to employees and certain consultants of the Company. A total of 2,000,000 shares of common stock have been reserved for issuance upon exercise of options granted under the plan. Securities authorized for issuance under equity compensation plans:






                                       Number of securities
                                       to be issued upon      Weighted average       Number of securities
                                       exercise of            exercise price of for  remaining available
Plan Category                          outstanding options    future                 outstanding options
-------------------------------------  ---------------------  --------------------  -------------------
Equity compensation plans approved by
 security holders                       (a) 1,987,829          (b) $0.11             (c) 12,171
-------------------------------------   -------------------    -------------------  --------------------
Equity compensation plans not
approved by security holders. . . . .       ________                  ____                _____
-------------------------------------   -------------------    --------------------  -------------------
Total:                                  (a) 1,987,829          (b) $0.11             (c) 12,171
-------------------------------------   ===================    ====================  ===================

NOTE  7  -  SALE  OF  ASSETS

Effective July 1, 2003 and modified on September 15, 2003, the Company transferred the sales activity and right to use the Stanton, California facility, and transferred certain boat assets of the fire and rescue operations to its subsidiary, Rockwell Power Systems Inc. ("RPSI"). The Company then agreed to accept shares from Xtreme Companies, a public traded company trading under the symbol XTRI.OB on the Bulletin Board. Under the agreement, Force
Protection agreed to distribute the shares it received to its shareholders of record on December 5, 2003. In addition Force Protection is to receive $500,000 in preferred Series A stock of Xtreme for a list of tangible and intangible assets included as part of the original asset sale agreement.

NOTE  8  -  OTHER  TRANSACTIONS

Rights  of  Series  B  and  Series  C  Preferred  Shareholders.
---------------------------------------------------------------

Under the original agreements for Series B and Series C preferred shares, the conversion rights were extended to December 27, 2004 from the previous mandatory conversion of December 27, 2003. The extension was agreed to in exchange for waiving the time provisions for the filing of the registration statement by the registrant.

Capital  Stock  Transactions.
-----------------------------

During the nine months ended September 30, 2003, two restricted shares of Series C preferred stock were redeemed, ten shares were issued to Garth Barrett, an employee, two shares to Russell Miller, a consultant advising on strategic issues, and one share was committed to Scott Ervin, a director of the company, in exchange for a loan of $50,000 to the Company, leaving a balance of 45 shares of Series C preferred stock outstanding and committed at September 30, 2003.

The Company issued to Scott Ervin, a director, as compensation in such capacity, restricted shares of common totaling 250,000 in the third quarter 2003.

During the three months and nine months ended September 30, 2003, the Company issued or committed to be issued 195,085 and 3,300,000 restricted shares of common stock, respectively, to five companies and individuals (Regent Capital West, Albert Mardikian, Ashford Capital LLC., R. James Consulting, and Harrison Douglas, Inc.) in connection with compensation under the private placement being conducted by the Company.

During the three months and nine months ended September 30, 2003, the Company sold a total of 2,245,000 and 25,924,000 restricted shares of common stock and warrants, respectively, to investors pursuant to its private placement memorandum, generating net proceeds of $88,981 and $1,299,900 respectively, pursuant to the sale of common stock units. Each common stock unit consists of
(a) 50 restricted shares of common stock of the Company, (b) one warrant to purchase 25 restricted shares of common stock of the Company at an exercise price of $0.20 per share, and (c) one warrant to purchase 25 restricted shares of common stock, at an exercise price of $0.30 per share (which was subsequently reduced to $0.01 per share, of which all warrants were exercised).

                 SONIC JET PERFORMANCE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31 2002 AND 2001



                                                         2002                         2001
                                                   -----------------            -----------------
ASSETS

Current Assets:
Cash                                                      $ 144,476                     $ 42,760
Restricted cash                                                   -                      201,004
Accounts receivable                                         166,242                        9,500
Inventories                                                 186,463                      363,971
Other current assets                                        146,874                        7,731
                                                   -----------------            -----------------
  Total Current Assets                                      644,055                      624,966
                                                   -----------------            -----------------

Property and equipment, net                                 336,523                    1,221,313
                                                   -----------------            -----------------

Other Assets:
Licensing rights                                            200,000                      267,500
Goodwill                                                  1,434,873
                                                   -----------------            -----------------
  Total Other Assets                                      1,634,873                      267,500
                                                   -----------------            -----------------

TOTAL ASSETS                                             $2,615,451                   $2,113,779
                                                   =================            =================



   The accompanying notes are an integral part of these financial statements.

                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31 2002 AND 2001



                                                       2002                        2001
                                                  ----------------            ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Account payable                                         $ 873,544                   $ 458,416
Accrued payroll taxes                                      38,690                      70,936
Other accrued liabilities                                 122,867                     172,329
Current portion of capitalized lease obligations                -                      12,236
Loans payable                                              56,807                           -
General reserve                                           424,947                     224,947
                                                  ----------------            ----------------
 Total Current Liabilities                              1,516,855                     938,864
                                                  ----------------            ----------------

Long-term debt:
Long-term accrued liabilities                             227,414                           -
Note payable - long-term                                   67,732                           -
                                                  ----------------            ----------------
  Total long-term                                         295,146                           -
                                                  ----------------            ----------------

TOTAL LIABILITIES                                       1,812,001                     938,864
                                                  ----------------            ----------------


Shareholders' equity:
Preferred stock: no par value, 10,000,000
  shares authorized, issued and outstanding
   Series A convertible preferred stock
   no share issued and outstanding                              -                           -
   Series B convertible preferred stock,
    1 share issued and outstanding                         25,000                      25,000
   Series C convertible preferred stock,
  issued and outstanding, 34 and 5 shares respectively    340,000                      50,000
Common stock, no par value, 300,000,000
  shares authorized, issued and outstanding
  71,558,418 and 19,333,936 respectively               15,985,256                  12,015,715
Warrants                                                  692,226                           -
Shares committed to be issued                             143,350                      93,205
Accumulated deficit                                   (16,382,382)                (11,009,005)
                                                  ----------------            ----------------
  Total stockholders' equity                              803,450                   1,174,915
                                                  ----------------            ----------------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 2,615,451                 $ 2,113,779
                                                  ================            ================


   The accompanying notes are an integral part of these financial statements.

                       SONIC JET PERFORMANCE, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2002 AND 2001
                                                            2002                         2001
                                                      ------------------            ----------------

NET SALES                                                   $ 2,606,634                 $ 1,199,047

COST OF SALES                                                 1,877,495                     896,084
                                                      ------------------            ----------------

GROSS PROFIT                                                    729,139                     302,963
                                                      ------------------            ----------------


OPERATING EXPENSES:
General and administrative                                    4,704,249                   1,501,864
Impairment losses - goodwill                                  1,400,000                           -
                                                      ------------------            ----------------
  Total Operating Expenses                                    6,104,249                   1,501,864
                                                      ------------------            ----------------


Loss from operations                                         (5,375,110)                 (1,198,901)
                                                      ------------------            ----------------
OTHER INCOME (EXPENSE):
Interest income                                                   3,227                       7,056
Other income                                                     41,435                     172,258
Interest expense                                                (42,929)                    (24,938)
Extraordinary loss                                                    -                    (393,293)
                                                      ------------------            ----------------
  Total Other Income (Expenses)                                   1,733                    (238,917)
                                                      ------------------            ----------------

NET LOSS                                                    $(5,373,377)                $(1,437,818)
                                                      ==================            ================


Basic loss per common share                                     $ (0.13)                    $ (0.08)
                                                      ------------------            ----------------
Diluted loss per common share                                   $ (0.09)                    $ (0.07)
                                                      ------------------            ----------------

Weighted-average shares used to compute:
Basic loss per share                                         40,697,802                  15,847,263
                                                      ------------------            ----------------
Diluted loss per share                                       61,421,885                  23,816,716
                                                      ------------------            ----------------


   The accompanying notes are an integral part of these financial statements.

                           SONIC JET PERFORMANCE, INC. AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                                               Additional
                                         Preferred Stock               Common Stock             Paid-In
                                      Shares        Amount         Shares         Amount        Capital        Warrants
                                     ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 1999           1,600    $ 1,500,000     12,676,000      3,618,194      $ 272,000      $ 316,026

Issuance of common stock for
 cash                                    -              -        348,767        710,583              -              -
Capital changes due to debt
 financing                               -              -              -              -        826,000        708,601
Cumulative translation adjustment        -              -              -              -              -              -
Net loss                                 -              -              -              -              -              -
                                ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2000           1,600      1,500,000     13,024,767      4,328,777      1,098,000      1,024,627
                                ----------  -------------  -------------  -------------  -------------  -------------
Issuance of common stock for
 services                               -              -      4,841,969      6,186,938     (1,098,000)    (1,024,627)
Conversion of preferred stock
  into common stock                (1,600)    (1,500,000)     1,467,200      1,500,000
Issuance of preferred stock              6         75,000              -              -              -              -
Cumulative translation adjustments       -              -              -              -              -              -
Net loss                                 -              -              -              -              -              -
                                ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2001               6         75,000     19,333,936     12,015,715              -              -
                                ----------  -------------  -------------  -------------  -------------  -------------
Issuance of common stock for
 services                                -              -     47,086,879      3,858,083              -              -
Issuance of preferred stock             31        310,000              -              -              -              -
Conversion of preferred stock
 into common stock                     (2)       (20,000)       564,706         20,000              -              -
Beneficial conversion feature           -              -              -              -              -        692,226
Stock issued in lieu of debt            -              -      4,572,897         91,458              -              -
Net loss                                -              -              -              -              -              -
                               ----------  -------------  -------------  -------------  -------------  -------------
Balance, December 31, 2002             35      $ 365,000     71,558,418    $15,985,256            $ -      $ 692,226
                               ==========  =============  =============  =============  =============  =============


   The accompanying notes are an integral part of these financial statements.

                           SONIC JET PERFORMANCE, INC. AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                    Continued

                                                        Accumulated
                                            Shares       Other
                                           Committed   Comprehensive  Accumulated
                                          to be issued   Income        Deficit          Total
                                          -----------  -----------  ---------------  ------------
Balance, December 31, 1999                  $799,455     $ (4,943)     $(2,132,207)   $4,368,525
                                                                                               -
Issuance of common stock for                                                                   -
 cash                                       (655,583)           -                -        55,000
Capital changes due to debt
 financing                                         -            -                -     1,534,601
Cumulative translation adjustment                  -       25,273                -        25,273
Net loss                                           -            -       (7,458,046)   (7,458,046)
                                          -----------  -----------  ---------------  ------------
Balance, December 31, 2000                   143,872       20,330       (9,590,253)   (1,474,647)
                                          -----------  -----------  ---------------  ------------
Issuance of common stock for
 services                                    (50,667)     (20,330)          20,332     4,013,646
Conversion of preferred stock
  into common stock                                                                            -
Issuance of preferred stock                        -            -                -        75,000
Cumulative translation adjustments                 -            -           (1,266)       (1,266)
Net loss                                           -            -       (1,437,818)   (1,437,818)
                                          -----------  -----------  ---------------  ------------
Balance, December 31, 2001                    93,205            -      (11,009,005)    1,174,915
                                          -----------  -----------  ---------------  ------------
Issuance of common stock for
 services                                     50,145            -                -     3,908,228
Issuance of preferred stock                        -            -                -       310,000
Conversion of preferred stock
 into common stock                                 -            -                -             -
Beneficial conversion feature                      -            -                -       692,226
Stock issued in lieu of debt                       -            -                -        91,458
Net loss                                           -            -       (5,373,377)   (5,373,377)
                                          -----------  -----------  ---------------  ------------
Balance, December 31, 2002                  $143,350          $ -     $(16,382,382)    $ 803,450
                                          ===========  ===========  ===============  ============

   The accompanying notes are an integral part of these financial statements.

                           SONIC JET PERFORMANCE, INC. AND SUBSIDIARY

                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEAR ENDED DECEMBER 31, 2002 AND 2001


                                                                           2002                         2001
                                                                     ------------------            ----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                  $(5,373,377)                $(1,437,818)
 Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:    Depreciation and amortization           245,807                     141,314
    Royalty                                                                     60,000                           -
    Write off of molds and tools on discontinued product                     1,020,000                           -
    Write off Dalian Sonic Jet Co, Ltd inventory                                     -                       5,863
    Write off investment in Dalian Sonic Jet Co., Ltd                                -                     393,292
    Provision for China inventory and assets                                   368,492                           -
    Common stock issued for services                                           528,834                      96,080
    Common stock committed for services                                              -                      93,205
    Stock issued in lieu of debt                                               (74,311)                   (164,335)
    Write down of assets                                                     1,400,000
    Bad debts                                                                   36,500                     152,970
    Beneficial conversion feature - warrants                                   692,226                     100,000
   Change in assets and liabilities:
     Decrease (increase) in accounts receivable                               (206,650)                     36,261
     Decrease (increase) in other receivable                                         -                      (4,281)
     Decrease (increase) in inventories                                       (150,411)                    205,069
     Decrease (increase) in due from related parties                                 -                     (32,084)
     Decrease (increase) in other current assets                              (139,143)
     Increase (decrease) in accounts payable                                   125,557                     430,546
     Increase (decrease) in accrued payroll taxes                              (32,246)                      2,450
     Increase (decrease) from customers                                         50,000                           -
     Increase (decrease) in other accrued liabilities                          (49,462)                   (138,940)
     Increase (decrease) in due to related parties                                   -                           -
                                                                     ------------------            ----------------
NET CASH USED IN OPERATING ACTIVITIES                                       (1,498,184)                   (120,408)
                                                                     ------------------            ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Restriced cash                                                              201,004                       2,116
   Purchase of property and equipment                                                -                      (2,645)
   Investment in Technical Solutions Group                                    (505,000)                          -
                                                                     ------------------            ----------------
NET CASH USED IN INVESTING ACTIVITIES                                         (303,996)                       (529)
                                                                     ------------------            ----------------

   The accompanying notes are an integral part of these financial statements.

                           SONIC JET PERFORMANCE, INC. AND SUBSIDIARY

                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEAR ENDED DECEMBER 31, 2002 AND 2001


                                                                           2002                       2001
                                                                      ---------------            ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from convertible debt - related party                                   -                    125,000
  Proceeds from (payments on) capitalized lease obligation                   (12,236)                    (1,432)
  Issuance of common stock, net                                            1,425,825                          -
  Issuance of preferred stock, net                                           290,000                          -
  Proceeds from stock commitment                                             143,500                          -
  Proceeds from loans                                                         56,807                          -
                                                                      ---------------            ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                  1,903,896                    123,568
                                                                      ---------------            ---------------

NET (DECREASE) INCREASE IN CASH                                              101,716                      2,631

CASH - beginning of period                                                    42,760                     40,129
                                                                      ---------------            ---------------

CASH - end of period                                                       $ 144,476                   $ 42,760
                                                                      ===============            ===============

Supplemental disclosures of cash flow information:

 Interest paid                                                               $ 8,184                   $ 24,937
                                                                      ===============            ===============
 Income taxes paid                                                             $ 800                      $ 800
                                                                      ===============            ===============

Supplemental schedule of non-cash investing and financing activities:

During the year ended December 31, 2002, the Company issued
9,972,020 restricted shares of common stock valued at $963,626 in connection with the settlement agreement of all outstanding
debts owed by the Company under various loan agreements.                   $ 963,626                        $ -
                                                                      ===============            ===============

During the year ended December 31, 2001, the Company issued
6,309,169 restricted  shares of common stock valued at $6,044,961 in connection with the settlement  agreement of all outstanding debt owed by the Company under loan agreements, agreement
between the Company and Plaintiffs in "Wrongful death case" and
 outstanding amounts owed to employee and other expenses.                        $ -                 $6,044,961
                                                                      ===============            ===============

During the year ended December 31, 2001, the Company recorded
$93,205 for settlement with employees and consultants by
committing to issue shares, which represents the Company's
 committed-to-issue 1,656,695 shares of common stock.                            $ -                   $ 93,205
                                                                      ===============            ===============

During the year ended December 31, 2002, the Company issued
6,000,000 restricted shares of common stock valued at $1,200,000 in connection with the acquisition of Technical Solutions Group, Inc.

Cash from investing and financing activities exclude the effect of the acquisition of real property through the assumption of debt.


   The accompanying notes are an integral part of these financial statements.

                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                        Notes To The Financial Statements
                      For the Year Ended December 31, 2002

                   SONIC  JET  PERFORMANCE,  INC.  AND  SUBSIDIARY
                        Notes  To  The  Financial  Statements
                      For  the  Year  Ended  December  31,  2002


NOTE  1  -  NATURE  OF  BUSINESS

Sonic Jet Performance, Inc. (the "Company) designs, manufactures and markets high performance commercial boats and mine protected Vehicles. The products combine innovative designs with power, safety, handling and stability to create boats and vehicles designed to protect and save lives. Sonic Jet Performance, Inc. is an Over-the-Counter, ("OTC") company, publicly traded on the National Quotation Bureau under the ticker symbol "SJET". The Company is headquartered in Stanton, California and is comprised of two business units, the first, Commercial Boats ("Sonic Jet") in Stanton, California, with additional facilities in Riverside, California and Nanning, China and TSG International, Inc. holding Company of Technical Solution Group, Inc. (Mine Protected Vehicles), in Charleston, South Carolina. Sonic Jet designs, manufactures, and markets high-performance commercial boats (collectively, the "Boats") used by fire, police, and the military personnel for fire, rescue, and patrol. TSG designs, manufactures and markets mine-protected vehicles (collectively, the "MPVs" or "Vehicles") used by police, and military organizations domestically and abroad for transportation, de-mining, and special applications. Sonic Jet and TSG (collectively the "Company") conducts operations through facilities almost exclusively in the United States, with a dormant facility in China available for use.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

        Principles  of  Consolidation
        ---------------------------
The consolidated financial statements include the accounts of SJPI, Technical Solution Group, Inc. and its dormant wholly owned subsidiary, Nanning Sonic Jet, LLC. During the year ended December 31, 2002. All inter-company balances and transactions are eliminated in consolidation.

        Going  Concern
        -------------
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 2002 the Company incurred losses of $5,373,377 and its current liabilities exceed its current assets by $872,800.

Realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, obtaining additional financing, and the success of its future operations.

Since December 31, 2002, the Company has received $1,132,000 from the various subscribers for the period ending March 31, 2003 and has received $400,000 as loans from various parties.


                                      F-9


                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                        Notes To The Financial Statements
                      For the Year Ended December 31, 2002


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Comprehensive Income (Loss)

Comprehensive loss is equal to net loss for the years ended December 31, 2000, and 2001.

         Cash Equivalents
         ----------------
For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of United States government securities.

         Restricted Cash
         ---------------
Restricted cash consisted of money deposited in a money market account to secure a letter of credit for approximately the same amount. The letter of credit was issued under a Floor Plan Repurchase Agreement with a financing company, which finances certain customers of the Company who are dealers and distributors.
In 2002  this  restricted  cash  has  been  realized.

         Inventories
         -----------
Inventories are stated at the lower of cost or market. The cost is determined under the first-in-first-out method base (FIFO) valuation method.

         Property and Equipment
         ----------------------
Property and equipment are stated at cost or at the value of the operating agreement. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

                  Building and improvements                        20 years
                  Furniture and fixtures                            7 years
                  Machinery and equipment                           7 years
                  Tooling and molds                                 7 years
                  Vehicles                                          7 years

The Company capitalizes costs incurred on tooling and molds once the design of the product is completed and independent marketing channels establish marketability of the product.

         Impairment of Long-Lived Assets
         -------------------------------
The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss based on the estimated fair value of the asset.


                                      F-10




                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                        Notes To The Financial Statements
                      For the Year Ended December 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Goodwill
         --------
Goodwill, which represents the excess of purchase price over fair value of net assets, acquired in the acquisition of Technical Solutions Group, Inc. in June 2002. The Company follows SFAS 142, Goodwill and Intangible Assets, which requires the Company to test goodwill for potential impairment annually. When the carrying value exceeds fair value, the impairment is the difference between the carrying value of goodwill and the implied value. The implied value of goodwill is the difference between the fair value for the unit as a whole and the value of individual assets and liabilities using as "as-if" purchase price. The impairment expense for 2002 was estimated at $1,400,000.

         Foreign Currency Transaction
         ----------------------------
Assets and liabilities in foreign currencies are translated at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at the exchange rate prevailing at the transaction date, and the resulting gains and losses are reflected in the statements of operations. Gains and losses arising from translation of a subsidiary's foreign currency financial statements are shown as a component of stockholders' equity (deficit) as accumulated comprehensive income (loss).

         Income Taxes
         ------------
The Company uses the asset and liability method of accounting for income taxes. The asset and liability method accounts for deferred income taxes by applying enacted statutory rates in effect for periods in which the difference between the book value and the tax bases of assets and liabilities are scheduled to reverse. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws or rates. Because the Company has incurred losses from operations, no benefit is realized for the tax effect of the net operating loss carry-forward due to the uncertainty of its realization.

         Loss per Share
         --------------
The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share is the same.

         Estimates
         ---------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                      F-11


                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                        Notes To The Financial Statements
                      For the Year Ended December 31, 2002

         Revenue Recognition
         -------------------
The Company's revenues are derived principally from the sale of boats and mine-protected vehicles. Revenue from products and services are recognized at the time goods are shipped or services are provided to the customer, with an appropriate provision for returns and allowances. The estimated sales value of performance under fixed-price and fixed-price incentive contracts in process is recognized under the percentage-of-completion method of accounting in which the estimated sales value is determined on the basis of physical completion to date (the total contract amount multiplied by percent of performance to date less sales value recognized in previous periods) and cost (including general and administrative) are expensed as incurred.


NOTE 3 - CONCENTRATION OF CREDIT RISK

The Company maintains bank accounts at several banks. The Federal Deposit Insurance Corporation (FDIC) up to $100,000 insures deposits at the banks. At times, the Company holds cash with these banks in excess of amounts insured by federal agencies. As of December 31, 2002, the amount in excess of the FDIC limit totaled zero. Management believes the financial risk associated with these financial instruments is minimal.

NOTE 4 - INVENTORIES

         Inventories at December 31, 2002 consisted of the following:

               Raw materials and supplies                        $ 268,615
               Work in process                                     150,794
               Finished goods                                       80,084
               Provision                                          (313,030)
                                                                  ---------
                      Total                                       $186,463
                                                                  =========

NOTE 5 - PROPERTY AND EQUIPMENT

         Property and equipment at December 31, 2002 consisted of the following:

                  Furniture and fixtures                             $ 13,613
                  Machinery and equipment                             436,935
                  Tooling - new products                              218,880
                  Vehicles                                                500
                  Demo Vehicles                                       192,530
                                                                      -------
                                                                      862,458
                  Less accumulated depreciation and amortization     (525,935)
                                                                     --------
                      Total                                          $336,523
                                                                     ========

         Depreciation expense for the year ended was $245,807.



                                      F-12


                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                        Notes To The Financial Statements
                      For the Year Ended December 31, 2002

NOTE 6 - NOTES PAYABLE
         Notes Payable at December 31, 2002 consisted of the following:

         Note payable to individual, collateralized by a military
         Vehicle - Cougar, with annual interest payments of $3,600,
         12% interest, matures January 2004                                     $31,500

         Note payable to individual, collateralized by a military Vehicle -
         Cougar, with annual interest payments of
         2.400, 12% interest, matures August 2004                                21,000

         Note payable to individual, collateralized by a military
         Vehicle - Cougar, with monthly payments of $1,892,
         5.6% interest, matures January 2004                                     15,232
                                                                                 ------
                                                                                $67,732
                                                                                 ======

NOTE 7 - CONVERTIBLE DEBT - RELATED PARTY

Convertible debt and accrued interest owed to JNC Opportunity Fund, Ltd. in the amount of $3,069,699 was converted to 2,455,759 shares of 144D common stock on June 29, 2001. Further 1,044,775 shares were issued on March 18, 2002 per debt conversion agreement.

Also 1,600 Convertible Preferred stock and negotiated dividend on preferred stock in the name of JNC Strategic Fund, Ltd. were converted to 1,731,449 shares of 144D common stock on June 29, 2001. Further 731,858 shares were issued on March 18, 2002 per conversion agreement


NOTE 8 - SUBORDINATED NOTE PAYABLE - RELATED PARTY

In 2001, a $600,000 Promissory Note and accrued interest payable to Sheikh Mohammed Al Rashid was converted to 1,668,774 of which 647,097 shares of 144D common stock were issued on June 29, 2001. In 2002, the remaining 1,021,677 shares were issued as per the terms of debt conversion.

In 2002, 2,819,362 shares were issued to Mr. Albert Mardikian to settle all debts incurred by him on behalf of the Company and any other dues for relating to his services to the Company.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

         Lease
         -----
The Company leases its principal executive offices and a storage facility on month-to-month basis in Stanton, California. The Company's wholly owned subsidiary also leases a facility in Nanning, China on a month-to-month basis.


In September 2001, Technical Solution Group, Inc. entered into a five- year rental operating agreement for the rental of office and warehouse space in Charleston, South Carolina. Minimum rentals, on an annual basis, are as follows:

                2003     $153,600
                2004      163,380
                2005      173,340


Rent expense was $149,591 and $81,750 for the years ended December 31, 2002 and 2001, respectively.


                                      F-13

                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                        Notes To The Financial Statements
                      For the Year Ended December 31, 2002

         Employment Agreement
         --------------------
On January 2, 2002, the Company entered into an at-will employment agreement with Mr. Mankal. The agreement provides for an annual base salary of $64,800. The Company also granted him 1,200,000 shares of common stock that vest in three years.

         Royalty/Licensing Agreements
         ----------------------------
In September 1999, the Company entered into two license agreements with the Company's Design Director and Chairman/Chief Executive Officer of International operations, pursuant to which, the Company acquired exclusive design and other rights related to the boats design and manufacture. On December 27, 2001, the Company terminated those agreements and entered into a new license agreement covering the design and other rights, with Mardikian Marine Design, LLC, an entity owned by other Company's largest shareholder, and by a principal of the holder of the Company's series B preferred Stock. Under the new licensing agreement, the Company is obligated to pay the licensor, as royalties (1) 4% of the first $3 Million Dollars in gross revenues resulting from the sale of products using the designs, (2) 3% of gross revenue between $3 Million Dollars and $5 Million Dollars (3) 2% of gross revenue between $5 Million Dollars and $10 Million Dollars (4) 1% of gross revenue in excess of $10 Million Dollars.

         Series B Convertible Preferred Stock
         ------------------------------------
During fiscal 2001, One (1) share of Series B Convertible Preferred stock has been issued to Ashford Capital, LLC in exchange for $25,000.

         Series C Convertible Preferred Stock
         ------------------------------------
During fiscal 2001 and 2002, (34) thirty-four shares of Series C Convertible Preferred Stock were issued to various parties.

         Stock Compensation Plan
         -----------------------
The Company's 1998 Employee Consultant Stock Compensation Plan provides for the granting of stock options to employees and certain consultants of the Company and was amended in July 2000. A total of 2,000,000 shares of common stock have been reserved for issuance upon exercise of options granted under the plan, as amended. During the year ended December 31, 2002, the Company issued 1,612,829 shares.


                                      F-14


                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                        Notes To The Financial Statements
                      For the Year Ended December 31, 2002

NOTE 10 - INCOME TAXES

There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

            Deferred tax assets:
            Net operating loss carry forwards                     $11,954,500
            Future deduction for intangible assets                  1,612,013
            Future deduction for reserves & others                  1,880,682
            Less valuation allowance                              (15,447,195)
                                                                  ------------

                Net deferred tax assets                           $         -
                                                                  ============

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2002, the Company had net operating loss carry forwards of approximately $11,954,500 for federal and state income tax purposes. These carry forwards, if not utilized to offset taxable income begin to expire in 2007. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar stat provisions. The annual limitation could result in the expiration of the net loss before utilization.


NOTE 11 - OTHER RELATED PARTY TRANSACTIONS


         Huntington Beach Lease

During fiscal 2002, the Company had an operating rental lease agreement with MGS Grand Sports, which expired on June 30, 2002. MGS Grand Sports of which Albert Mardikian was an officer owned this lease. Albert Mardikian is a shareholder of Sonic Jet Performance, Inc.

         License Agreements

Patents awarded to Mr. Mardikian protect the designs and certain components of the Company's boats. On November 24, 1999, Mr. Mardikian granted the Company exclusive licenses, until November 18, 2003, to use those patents and related rights.

In December 2001, to induce Ashford Capital, LLC to purchase the Company's Series B Convertible Preferred Stock, Mr. Mardikian offered to assign his watercraft related patents to Mardikian Marine Design, LLC, an entity owned by Mr. Mardikian and a principal of Ashford Capital, LLC. To facilitate the assignment, on December 27, 2001, The Company terminated its license agreements with Mr. Mardikian and entered into an exclusive license with Mardikian Marine Design, LLC, to use the patent rights through December 30, 2011. Each year of the term of the license, the Company must pay Mardikian Marine Design as royalties, a percentage of its gross revenue that results from the sale of its products that incorporate or include any of Mr. Mardikian's designs. The Company is obligated to pay (1) four percent of the first $3 million is gross revenues,
(2) three percent of gross revenues over $3 million but below $5 million, (3) two percent of gross revenue over $5 million and under $10 million, and (4) one percent of any gross revenue in excess of $10 million. The Company can pay the royalties to Mardikian Marine Design in cash or stock, at its discretion.


                                      F-15



                   SONIC JET PERFORMANCE, INC. AND SUBSIDIARY
                        Notes To The Financial Statements
                      For the Year Ended December 31, 2002


         Other Transactions
         ------------------
In January 2002, Ashford Capital, KK purchased 7 shares of the Company's Series C Convertible Preferred Stock for an aggregate purchase price of $70,000. It converted two of the preferred shares into 564,706 shares of our common stock. Ashford Capital, LLC, the holder of our Series B Preferred Stock, owns a minority interest in Ashford Capital, KK.




                         _________________________________________
                         -----------------------------------------



                                FORCE PROTECTION, INC.

                                 47,240,000 Shares of
                                     Common Stock




                        _________________________________________
                        -----------------------------------------

   No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by Force Protection, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                                     PROSPECTUS
                                    _____________


   Until [90 days from the date of effectiveness], all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotment or subscriptions.

                                   January 27, 2004
                                   ----------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item  24.          Indemnification  of  Directors  and  Officers

     Please  refer  to  "MANAGEMENT  -  Limitations  on  Officer  and  Director
Liability."

Item  25.          Other  Expenses  of  Issuance  and  Distribution

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


                                              Amount  to
                                               Be  paid
                                               --------

     SEC  Registration  Fee                    $    100
          Printing  and  Edgarizing  expenses  $  1,000
     Legal  fees  and  expenses                $  7,500
     Accounting  fees  and  expenses           $  5,000
     Transfer  agent                           $    500
     Stock  certificates                       $    200
     Miscellaneous                             $    700

     Total                                     $ 15,000

Item  26.  Recent  Sales  of  Unregistered  Securities

During the twelve-month period ended December 31, 2002, the Company sold 20,303,500 shares of common stock units to investors pursuant to its Private Placement Memorandum, generating net proceeds of $1,453,295. Each common stock unit consisted of (a) fifty shares of common stock of the Company, (b) one warrant to purchase twenty-five shares of common stock of the Company at an exercise price of $.20 per share, and (c) one warrant to purchase twenty-five shares of common stock, at an exercise price of $0.30 per share which has been reduced to $0.01 per share. The Company believes the issuance of the shares and warrants was exempt from registration under the private placement exemption available under Section 4(2) of the 1933 Securities Act ("Act").

During the twelve-month period ended December 31, 2002, the Company issued an aggregate of 1,612,829 shares of its common stock pursuant to the Company's 2001 Compensation Plan, which included (a) 400,000 shares issued to an employee of the Company in consideration for the cancellation of $44,000 of compensation obligations of the Company and (b) 362,829 shares of its common stock to employees and consultants in consideration for the cancellation of $64,471 of existing indebtedness of the Company and (c) 850,000 shares issued to various consultants related to services in lieu of $34,500. The Company believes the issuance of the shares and warrants was exempt from registration under the private placement exemption available under Section 4(2) of the Act.

The following is a summary of equity transactions in the twelve-month period ended December 31, 2002 that involved the issuance of common stock.

The Company sold the following unregistered (restricted) securities during the quarter ended September 30, 2003:

On July 15, 2003 and August 11, 2003, the Company issued a total of 126,123 shares of common stock to one company for services rendered in connection with the private offering discussed above valued at $12,613 ($0.10 per share).

On July 31, 2003, the Company issued 10,000 shares of common stock to one employee for services rendered to the company valued at $700 ($0.07 per share).

On August 11, 2003 and August 18, 2003, the Company issued a total of 660,000 shares of common stock to the company's former production manager in settlement of his employment agreement with the Company; these shares were valued at $46,200 ($0.07 per share).

On August 11, 2003 and September 13, 2003, the Company issued a total of 800,000 shares of common stock to the Company's president in connection with the termination of his employment agreement with the Company; these shares were valued at $62,000 (average of $0.0775 per share).

On September 13, 2003, the Company issued a total of 298,713 shares of common stock to two companies for services rendered in connection with the private offering discussed above; these shares were valued at $26,871 (average of $0.0899 per share). On this date, the Company also issued 375,000 shares of common stock to one individual for legal services rendered to the Company valued at $26,250 ($0.07 per share). On this date, the Company also issued a total of 500,000 shares of common stock to two individuals (one a director and one an ex-employee of the Company) in connection with services rendered to the Company valued at $35,000 ($0.07 per share). Finally, on this date the Company issued a total of 1,250,000 shares of common stock to three individuals in connection with the repayment of certain loans made to the company; these shares were valued at $87,500 ($0.07 per share).

During the third quarter, the Company sold a total of 2,245,000 shares of common stock to investors pursuant to its private placement memorandum, generating net proceeds of $88,981 (gross proceeds of $164,650 less offering fees and commissions of $75,669) pursuant to the sale of common stock units. Each common stock unit consists of (a) 50 shares of common stock of the Company, (b) one warrant to purchase 25 shares of common stock of the Company at an exercise price of $0.20 per share, and (c) one warrant to purchase 25 shares of common stock, at an exercise price of $0.30 per share (which was subsequently reduced to $0.01 per share and which has been exercised).

The sales set forth above were undertaken under Rule 506 of Regulation D under the Securities Act of 1933, as amended ("Act"), by the fact that:

- the sales were made to a sophisticated or accredited investors, as defined in Rule 502;

- the Company gave each purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

- at a reasonable time prior to the sale of securities, the Company advised each purchaser of the limitations on resale in the manner contained in Rule 502(d)2;

- neither the Company nor any person acting on its behalf sold the securities by any form of general solicitation or general advertising; and

- the Company exercised reasonable care to assure that each purchaser of the securities is not an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in compliance with Rule 502(d)
..

                                    EXHIBITS


Exhibit                                                        Description
Number

3.1 Articles of Incorporation for Boulder Capital Opportunities III, Inc. (Previously filed with the Commission on March 24, 1997, as Exhibit 3.(i) to the Company's General Form for Registration of Securities of Small Business Issuer on Form 10-SB.)

3.2 Articles of Amendment to the Articles of Incorporation of Boulder Capital Opportunities III, Inc., filed January 15, 1997 (Previously Filed previously filed with the Commission on March 15, 2002, as an exhibit to the Company's Report on Form 10KSB).

3.3 Articles of Amendment to the Articles of Incorporation for Boulder Capital Opportunities III, Inc., filed November 5, 1998 (Previously filed with the Commission on April 15, 1998, as Exhibit 3.(iv) to the Company's Current Report on Form 8-K.)

3.4 Bylaws for Boulder Capital Opportunities III, Inc. (Previously filed with the Commission on March 24, 1997, as Exhibit 3.(ii) to the Company's General Form for Registration of Securities of Small Business Issuer on Form 10-SB.)

3.5 Certificate of Designation for Series B Convertible Preferred Stock (Previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K on January 7, 2002 and incorporated herein by reference.)

3.6     Certificate  of  Designation  for Series C Convertible  Preferred  Stock
(previously  filed  as  Exhibit          3.2  to the Company's Current Report on
Form  8-K  on  January  7,  2002  and  incorporated  herein  by  reference.)

3.7 Amendment to the Series C Preferred Stock Certificate of Designation. (previously filed as Exhibit to the Company's Report on Form 10 QSB on September 30, 2002 and incorporated herein by reference).

5.1*  Opinion  of  Counsel

10.1 2000 Stock Plan of Sonic Jet Performance, Inc. (previously filed as Appendix A to the Company's Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 on June 30, 2000 and incorporated herein by reference.)

10.2 Series B Convertible Preferred Stock Purchase Agreement between Ashford Capital, LLC and Sonic Jet Performance, Inc. (Previously filed as
Exhibit 10.1 to the Company's Current Report on Form 8-K on January 7, 2002 and incorporated herein by reference.)

10.3 Series C Convertible Preferred Stock Purchase Agreement between eFund Capital Partners, LLC, and Sonic Jet Performance, Inc. (previously filed as
Exhibit 10.2 to the Company's Current Report on Form 8-K on January 7, 2002 and incorporated herein by reference.)

10.4   Amendment  to  the  Series B Preferred Stock  Certificate of Designation.

10.5 Modification of Business Asset Sale, License Agreement & Assignment of Rights between the Company and Rockwell Power Systems, Inc., dated September 15, 2003. (filed as Exhibit 2.3 to the Company's Form 10-QSB filed on November 18, 2003 and incorporated herein by reference).

10.6 Letter Agreement between the Company and Ashford Capital, LLC, dated April 15, 2003 (filed as Exhibit 4.9 to the Company's Form 10-QSB filed on November 18, 2003 and incorporated herein by reference).

10.7 Employment Offer Letter between the Company and Michael Watts, dated June 20, 2002 (filed as Exhibit 10.1 to the Company's Form 10-QSB filed on November 18, 2003 and incorporated herein by reference).

10.8 Investment Agreement between the Company and Dutchess Private Equities Fund, L.P., dated January 26, 2004.

10.9 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, L.P., dated January 26, 2004.

10.10 Placement Agent Agreement between the Company, Charleston Capital, LLC and Dutchess Private Equities Fund, L.P., dated January 26, 2004.

21.0      List  of  Subsidiaries

23.1      Consent  of  Michael   Johnson  &  Co.  LLC.  Independent  Auditors.

23.2*     Consent  of  Counsel  (contained  in  Exhibit  5)

*  To  be  filed  by  amendment.

Undertakings

The  Company  hereby  undertakes  that  it  will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)     Include  any  prospectus  required by Section 10(a)(3) of the Securities
Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Ladson, South Carolina, on January 27, 2004.

                                   FORCE  PROTECTION,  INC.


                                   By: /s/  Michael  Watts
                                     ---------------------
                                   Michael  Watts,  Chief  Executive  Officer

                                   By: /s/  Tom  Thebes
                                     -------------------
                                   Tom Thebes,  Chief  Financial  Officer
                                  (Principal  Financial  Officer,  Principal
                                   Accounting  Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature               Title                              Date
---------               -----                              ----

/s/  Michael  Watts          Chief  Executive Officer     January 27,  2004
------------------
Michael  Watts

/s/  Madhava  Rao  Mankal     Director                    January  27, 2004
-------------------------
Madhava  Rao  Mankal

/s/  Frank  Kavanaugh         Director                     January 27, 2004
---------------------
Frank  Kavanaugh

/s/ Gale Aguilar              Director                     January 27, 2004
----------------
Gale  Aguilar

/s/  R.  Scott  Ervin         Director                     January 27,2004
--------------------
R.  Scott  Ervin